UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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DTE Energy Company

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2000 2nd Avenue
Detroit, Michigan 48226-1279

2006 Notice of Annual Meeting of Shareholders and Proxy Statement

Date:	Thursday, April 27, 2006

Time:	10:00 a.m. Detroit time

Place:	DTE Energy Building (Detroit Edison Plaza; see map on the last page) 660 Plaza Drive Detroit, Michigan 48226

We invite you to attend the annual meeting of DTE Energy Company (“DTE,” “Company,” “we,” “us” or “our”) to:

1.	Elect directors;

2.	Approve the DTE Energy Company 2006 Long-Term Incentive Plan;

3.	Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2006; and

4.	Consider any other business that may properly come before the meeting or any adjournments of the meeting.

The Record Date for this annual meeting is February 27, 2006. Only shareholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying 2006 Proxy Statement.

This 2006 Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be first sent or given to our shareholders on or about March 27, 2006.

It is important that your shares be represented at the meeting. Shareholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) via the Internet, or (4) by completing and mailing the enclosed proxy card in the return envelope. Specific instructions for voting by telephone or via the Internet are attached to the proxy card. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy.

By Order of the Board of Directors

Sandra Kay Ennis Corporate Secretary	Anthony F. Earley, Jr. Chairman of the Board and Chief Executive Officer

March 24, 2006

i

STOCK PERFORMANCE GRAPH	40
2007 ANNUAL MEETING OF SHAREHOLDERS	41
Shareholder Proposals and Nominations of Directors	41
SOLICITATION OF PROXIES	42
ANNEX A— DTE ENERGY COMPANY 2006 LONG-TERM INCENTIVE PLAN	A-1
MAP TO ANNUAL SHAREHOLDER MEETING

ii

2006 PROXY STATEMENT OF DTE ENERGY COMPANY

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The Board of Directors (the “Board”) is soliciting proxies to be voted at the 2006 Annual Meeting of Shareholders and any adjournment or postponement.

Q:	What is a Proxy Statement?

A:	A Proxy Statement is this document, required by the Securities and Exchange Commission (the “SEC”), which is furnished in connection with the solicitation of proxies and, among other things, explains the items on which you are asked to vote on the proxy.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

1.	Elect five directors. The nominees are Alfred R. Glancy III, John E. Lobbia, Eugene A. Miller, Charles W. Pryor, Jr. and Joe W. Laymon. (See “Proposal No. 1. Election of Directors” on page 18);

2.	Approve the DTE Energy Company 2006 Long-Term Incentive Plan (“LTIP”). (See “Proposal No. 2. Approval of the DTE Energy Company Long-Term Incentive Plan” on page 22);

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2006. (See “Proposal No. 3. Ratification of Appointment of Independent Registered Public Accounting Firm” on page 26); and

4.	Consider any other business that may properly come before the meeting or any adjournments of the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 28).

Q:	Who is entitled to vote?

A:	Only our shareholders of record at the close of business on February 27, 2006 (the “Record Date”) are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each director position and each other matter coming before the meeting. Information on cumulative voting in the election of directors is shown on page 4 under “How does the voting work?”

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with The Bank of New York, our stock transfer agent, you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote?” below.

Q:	How do I vote?

A:	If you hold your shares in your own name as shareholder of record, you may vote by telephone, through the Internet, by mail or by casting a ballot in person at the annual meeting.

•	To vote by mail, sign and date each proxy card that you receive and return it in the enclosed prepaid envelope. Proxies will be voted as you specify on each proxy card.

•	To vote by telephone or through the Internet, follow the instructions attached to your proxy card.

By completing, signing and returning the proxy card or voting by telephone or through the Internet, your shares will be voted as you direct. Please refer to the proxy card for instructions. If you sign and return your proxy card, but do not specify how you wish to vote, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 28).

If your shares are registered in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should provide, a voting instruction form for you to use in directing it how to vote your shares.

Q:	Can I change my vote after I have voted?

A:	If you hold your shares in your own name as shareholder of record, any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the tabulator, The Bank of New York, Shareholder Relations, P.O. Box 11258, Church Street Station, New York, NY 10286, or you can request a new proxy card by telephone at 1-866-388-8558. The last vote received prior to the meeting will be the one counted. You may also change your vote by voting in person at the annual meeting.

Q:	Can I revoke a proxy?

A:	Yes, if you are the shareholder of record as of the Record Date, you may revoke a proxy by submitting a letter addressed to the tabulator, The Bank of New York, Shareholder Relations, P.O. Box 11258, Church Street Station, New York, NY 10286 prior to the meeting.

Q:	Is my vote confidential?

A:	Yes, your vote is confidential. The tabulator and inspectors of election will not be employees of the Company nor will they be affiliated with the Company in any way. Your vote will not be disclosed except as required by law or in other limited circumstances.

Q:	What shares are included on my proxy card?

A:	The shares on your proxy card represent shares that you hold as shareholder of record rather than in street name and also any shares you may have in our Dividend Reinvestment and Stock Purchase Plan (“DRIP”). DTE common stock owned by employees and retirees of DTE and its affiliates in their respective 401(k) plans (“401(k) plans”) are voted on separate voting instruction forms sent on behalf of the 401(k) plan trustee. Separate voting instructions will also be provided by your brokerage firm, bank or other nominee for shares you hold in street name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or on the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. To do this, contact The Bank of New York, Shareholder Relations at 1-866-388-8558.

Q:	What is “householding” and how am I affected?

A:	The SEC permits us to deliver a single copy of the annual report and proxy statement to shareholders who have the same address and last name. Each shareholder will continue to receive a separate proxy card. This procedure, called “householding,” will reduce the volume of duplicate information you receive and reduce our printing and postage costs. If you received one set of these documents at your household and you wish to receive separate copies, you may contact The Bank of New York, Shareholder Relations, P.O. Box 11258, Church Street Station, New York, NY 10286 or by telephone at 1-866-388-8558 and these documents will be promptly delivered to you. If you do not wish to participate in householding and prefer to receive separate copies of our annual reports and proxy statements, now or in the future, please submit a written request to The Bank of New York at the address listed above. Similarly, if you currently receive multiple copies of this document, you can request the elimination of the duplicate documents by contacting The Bank of New York.

Beneficial owners can request information about householding by contacting their bank, brokerage firm or other nominee of record.

Q:	Can I elect to receive or view DTE’s annual report and proxy statement electronically?

A:	Yes. If you are a shareholder of record, you may elect to receive the Company’s annual report and proxy materials via the Internet rather than in print. If you wish to provide your consent and enroll in this service, log on to https://www.giveconsent.com/dte. Once our annual meeting materials are available, you will receive e-mail notification that will direct you to a Web site that will contain voting instructions for the Internet, telephone and mail and a link to the Company’s Web site to access the annual report and proxy statement.

By consenting to electronic delivery, you are stating that you currently have, and expect to have in the future, access to the Internet. If you do not currently have, or expect to have in the future, access to the Internet, please do not elect to have documents delivered electronically, as we may rely on your consent and not deliver paper copies of future annual reports and proxy materials.

If you do not consent to electronic delivery, we will continue to mail you printed copies of the materials. However, we also post these materials on our Web site at www.dteenergy.com, in the “Investors — Financial Reports” section as soon as they are available so you may view them.

Q:	What constitutes a quorum?

A:	There were 177,772,514 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each director position and each other matter coming before the annual meeting. A majority of these outstanding shares present or represented by proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions — If you specify on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum but not to determine the outcome of the proposal to which the abstention applies.

Broker Non-Votes — Under the New York Stock Exchange (“NYSE”) listing standards, if your broker, bank or other nominee holds your shares in its name and does not receive voting instructions from you, your broker, bank or nominee has discretion to vote these shares on certain “routine” matters, including the election of directors and the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters, such as the approval of equity compensation plans, your broker, bank or other nominee must receive voting instructions from you, as they do not have discretionary voting power for that particular item. These “broker non-votes” on both routine and non-routine matters are counted toward establishing a quorum. On “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	How does the voting work?

A:	For each item, voting works as follows:

•	Proposal No. 1: Election of directors — The election of each director requires approval from a plurality of the votes cast. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withheld votes have the same effect as abstentions. If you vote by telephone or the Internet, follow the instructions attached to the proxy card. Your broker is entitled to vote your shares on this matter if no instructions are received from you.

Without prior notice to us, you may also cumulate votes for directors by multiplying the number of your shares by the number of directors to be elected and by casting all such votes either (a) for one candidate or (b) by distributing them among two or more candidates. You cannot vote for more than five directors.

•	Proposal No. 2: Approval of the LTIP — Approving the LTIP requires approval from a majority of the votes cast. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter. However, abstentions and broker non-votes will be counted toward a quorum on this proposal.

•	Proposal No. 3: Ratification of the appointment of Deloitte & Touche LLP — Ratification of the appointment of an independent registered public accounting firm requires approval from a majority of the votes cast. Abstentions are not considered votes cast and will not be counted either for or against this matter. Broker non-votes are considered votes and your broker is entitled to vote your shares on this matter if no instructions are received from you.

Q:	Who may attend the annual meeting?

A:	Any shareholder of record as of the Record Date may attend. You will be asked to register upon arrival to the meeting and be required to present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your most recent statement of account for evidence of ownership. However, as noted above, you will not be able to vote those shares at the annual meeting unless you have made arrangements with your bank, brokerage firm or other nominee of record. Seating and parking are limited, and admission is on a first-come basis.

Q:	How will the annual meeting be conducted?

A:	The Chairman of the Board (“Chairman”), or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this Proxy Statement, as no shareholder complied with the procedures disclosed in last year’s proxy statement for proposing other business at this meeting.

Q:	How does a shareholder recommend a person for election to the Board for the 2007 annual meeting?

A:	Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the “2007 Annual Meeting of Shareholders — Shareholder Proposals and Nominations of Directors” section of this Proxy Statement for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration. Candidates for director nominated by shareholders will be given the same consideration as candidates nominated by other sources.

CORPORATE GOVERNANCE

Governance Guidelines

At DTE, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the DTE Energy Company Board of Directors Mission and Guidelines (“Governance Guidelines”). The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, the DTE Chief Executive Officer’s (“CEO”) performance evaluation and succession planning, Board committees and Board compensation. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE.

Election of Directors and Vacancies

Our Bylaws provide that the Board be divided into three classes, each class being as nearly equal in number as possible. One class of directors is elected each year for a three-year term. Under the Governance Guidelines, the Corporate Governance Committee periodically assesses the skills, characteristics and composition of the Board along with the need for expertise and other relevant factors as it deems appropriate. In light of these assessments, and in light of the standards set forth in the Governance Guidelines, the Corporate Governance Committee may seek candidates with specific qualifications and may seek candidates who satisfy other requirements set by the Board. The Corporate Governance Committee considers candidates who have been properly nominated by shareholders, as well as candidates who have been identified by Board members and Company personnel. In addition, the Corporate Governance Committee may use a search firm to assist in the search for candidates and nominees and to evaluate the nominees’ skills against the Board’s criteria. Based on its review of all nominations, the Corporate Governance Committee recommends a slate of director nominees for election at the annual meeting of shareholders. The slate of nominees may include both incumbent and new nominees.

Potential candidates are reviewed and evaluated by the Corporate Governance Committee, and certain candidates are interviewed by one or more Corporate Governance Committee members. An invitation to join the Board will be extended by the Board itself, through the Chairman and the Chair of the Corporate Governance Committee. If a Board vacancy occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office, and such person will be subject to election by a vote of the shareholders at the next annual shareholder meeting.

During 2005, the Corporate Governance Committee retained a third-party search firm to assist in identifying, evaluating and recruiting potential director candidates. The Corporate Governance Committee screened the candidates and recommended Joe W. Laymon. Mr. Laymon was subsequently elected to the Board on June 23, 2005. See “Proposal No. 1. Election of Directors” on page 18.

Composition of the Board and Categorical Standards

Our Governance Guidelines state that the exact size of the Board will be determined by the Board from time to time. Currently, our Governance Guidelines set the size of the Board at no less than 10 and no more than 18 directors. As a matter of policy in accordance with NYSE listing standards, we believe that the Board should consist of a majority of independent directors. The Board must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following categorical standards for director independence:

A director, for whom any of the following are true, will not be considered independent:

•	A director who is currently, or has been at any time in the past, an employee of the Company or a subsidiary.

•	A director whose immediate family member is or has been within the last three years an executive officer of the Company.

•	A director who receives, or whose immediate family member receives, more than $100,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	A director or a director with an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance, but not tax planning, practice; or the director or immediate family member was within the last three years, but is no longer, a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	A director who is employed, or whose immediate family member is employed or has been employed within the last three years, as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

Contributions to a tax exempt organization will not be considered to be a material relationship that would impair a director’s independence if a director serves as an executive officer of a tax exempt organization and, within the preceding three years, contributions in any single fiscal year were less than $1 million or 2% (whichever is greater) of such tax exempt organization’s consolidated gross revenues.

Applying these standards, the Board has affirmatively determined that a majority of our directors qualify as independent and have no material relationship with the Company. The independent directors are Lillian Bauder, Allan D. Gilmour, Frank M. Hennessey, Joe W. Laymon, Gail J. McGovern, Eugene A. Miller, Charles W. Pryor, Jr., General Josue Robles, Jr. and Howard F. Sims (the “Independent Directors”). The Board has also determined that Anthony F. Earley, Jr., Alfred R. Glancy III and John E. Lobbia are not Independent Directors and may be deemed to be affiliates of the Company under the categorical standards due, in Mr. Earley’s case, to his current employment as CEO; in Mr. Lobbia’s case, to his prior employment as CEO; and, in Mr. Glancy’s case, to his prior employment as Chairman and Chief Executive Officer of MCN Energy Group, Inc. (“MCN”). (For more information about our relationship with Mr. Glancy, see “Certain Relationships and Related Transactions” on page 17.)

Board Committees

The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation and Public Responsibility. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the CEO’s goals, performance and compensation along with compensation of other executives and the Audit Committee has direct responsibility for the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee’s respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has also determined that each member of the

Audit Committee meets the independence requirements under the SEC rules applicable to Audit Committee members.

Selection of the Chairman and the CEO; Presiding Director

Our Bylaws currently provide that the Chairman may simultaneously serve as the CEO of the Company and shall preside at all meetings of the Board. In addition, if the Chairman and CEO positions are held by the same individual, the Board may elect another director as Presiding Director who would serve until the next annual meeting. The Presiding Director’s duties include presiding at executive sessions. On April 28, 2005, the Board unanimously elected Mr. Gilmour as the Presiding Director.

Board Meetings and Attendance

The Board met six times in 2005. A portion of each Board meeting is spent with the Chairman and CEO and no other management members. The non-management directors met in executive sessions (sessions without the CEO or any representatives of management present) at each of the meetings. All of the directors attended at least 83% of the Board meetings and the meetings of the committees on which they served. It is our policy that directors attend annual meetings of shareholders. All of the 12 directors then in office attended last year’s annual meeting.

Term of Office

The Board has not established term limits other than the current three-year terms of office. However, our Governance Guidelines provide that a director is prohibited from being elected after attaining the age of 70, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of a particular director. Mr. Sims reached DTE’s mandatory retirement age of 70 during his last term. However, the Board determined that circumstances existed which made it prudent to continue the service of Mr. Sims for another term.

Executive Sessions

It is the Board’s practice that non-management directors meet in executive sessions at every Board meeting and meet in executive session at other times whenever they believe it would be appropriate. At least once per year, the non-management directors will meet in executive session to review the Organization and Compensation Committee’s performance review of the CEO. The Presiding Director chairs the executive sessions of non-management directors.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of these self-assessments are discussed with each committee and the Board.

Board Compensation and Stock Ownership

The Company has established a Board compensation structure intended to provide compensation of approximately one-half cash and one-half equity. The Board has stock ownership guidelines that set specific Company stock ownership requirements based on the director’s years of service on the Board. (See “Board of Directors Compensation” on page 13.)

Officer Stock Ownership

In order to more closely link senior management’s interests with those of our shareholders, members of our senior management are expected to own, within five years of their appointment to such position, shares of DTE stock having a value equal to a multiple of their annual base salary. Common stock, time-based restricted stock, phantom stock and performance shares (assuming achievement of target levels of performance) are counted toward the senior management’s fulfillment of this ownership requirement. The following are the requirements for the Named Executive Officers (as defined in the “Security Ownership of Directors and Officers” section beginning on page 15): (i) for Mr. Earley and Mr. Anderson, five times their respective base salary; (ii) for Messrs. Buckler and Ewing, four times their respective base salary, and (iii) for Mr. Meador, three times his base salary. Other executive officers must hold from one to three times their base salaries as determined by their compensation level within the Company. As of January 2, 2006, 100% of the senior management team members who were in their positions for at least five years met the stock ownership guidelines.

Codes of Business Conduct and Ethics

The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Officer Code of Business Conduct and Ethics and The DTE Energy Way are the standards of behavior for Company directors, officers and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and Ethics and the Officer Code of Business Conduct and Ethics as it pertains to the CEO, the Chief Financial Officer, senior financial officers and the Named Executive Officers (as defined in the “Security Ownership of Directors and Officers” section beginning on page 15), will be disclosed promptly by posting such waivers or amendments on the Company Web site, www.dteenergy.com. There were no waivers or amendments during 2005. However, in December 2005, we consolidated our Code of Ethics for CEO and Senior Financial Officers with our Officer Code of Business Conduct and Ethics.

Communications with the Board

The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors.

Concerns regarding auditing, accounting practices or internal controls may be submitted to the Audit Committee through its reporting channel:

By telephone:	877-406-9448
or
By Internet:	ethicsinaction.dteenergy.com
or
By mail:	For business ethics issues:
DTE Energy Compliance Office 2000 Second Avenue Room 2075 WCB Detroit, Michigan 48226-1279

For accounting, auditing or internal control matters:

DTE Energy Audit Committee 2000 Second Avenue Room 2075 WCB Detroit, Michigan 48226-1279

Any other concern may be submitted to the Corporate Secretary by mail for prompt delivery to the Presiding Director at:

Corporate Secretary
2000 Second Avenue
Room 2057 WCB
Detroit, Michigan 48226-1279

Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Current copies of the Governance Guidelines, committee charters, categorical standards and the codes of ethics referred to above are available on our Web site at www.dteenergy.com, in the “Investors — Corporate Governance” section. You can also request a copy of any or all of these documents by mailing your request to the Corporate Secretary, DTE Energy Company, 2000 Second Avenue, Room 2057 WCB, Detroit, Michigan 48226-1279.

The information on the Company’s Web site is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The table below reflects the membership and the number of meetings held by each Board committee during 2005.

Organization
			Corporate				Nuclear		&		Public
Board Members	Audit		Governance		Finance		Review		Compensation		Responsibility

Lillian Bauder	x		x				x				x	*(3)

David Bing(1)			x						x		x

Anthony F. Earley, Jr.

Allan D. Gilmour			x		x	*			x

Alfred R. Glancy III					x						x	*(3)

Frank M. Hennessey	x	*							x		x	(3)

Joe W. Laymon(2)									x

John E. Lobbia					x		x

Gail J. McGovern					x						x

Eugene A. Miller			x		x				x	*

Charles W. Pryor, Jr.					x		x	*

Josue Robles, Jr.	x										x

Howard F. Sims			x	*			x

2005 Meetings	14		8		7		4		8		4

* Chair

(1)	Mr. Bing resigned from the Board effective January 28, 2005.

(2)	Mr. Laymon was elected to the Board effective June 23, 2005 and has served on the Organization and Compensation Committee since that time.

(3)	Mr. Hennessey was a member of the Public Responsibility Committee until June 23, 2005. Dr. Bauder was Chair of the Public Responsibility Committee until September 1, 2005, at which time she rotated off the Committee and Mr. Glancy became Chair.

The following is a summary of the terms of each Committee’s charter and the responsibilities of its members:

Audit Committee

•	Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.
•	Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.
•	Reviews financial reports, internal controls and risk exposures.
•	Reviews accounting policies and system of internal controls.
•	Responsible for the appointment, replacement, compensation and oversight of the independent registered public accounting firm.
•	Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.
•	Reviews the scope of work performed by the internal audit staff.
•	Reviews legal or regulatory requirements or proposals that may affect the committee’s duties or obligations.

The Board has determined that each member of the Audit Committee is financially literate. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that Mr. Hennessey and General Robles both qualify as “audit committee financial experts” as that term has been defined by the SEC.

Corporate Governance Committee

•	Reviews and assists the Board with corporate governance matters.
•	Considers the organizational structure of the Board.
•	Recommends the nominees for directors to the Board.
•	Reviews recommended compensation arrangements for the Board, director and officer indemnification, and insurance for the Board.
•	Reviews recommendations for nominations received from shareholders.
•	Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.

Finance Committee

•	Reviews matters related to capital structure.
•	Reviews major financing plans.
•	Recommends dividend policy.
•	Reviews financial planning policies and investment strategy.
•	Reviews and approves the annual financial plan and forecasts.
•	Reviews certain capital expenditures.
•	Reviews insurance and business risk management.
•	Reviews the strategy, investment policies, adequacy of funding and performance of post-retirement obligations.
•	Reviews potential mergers and acquisitions.
•	Reviews investor relations activities.

Nuclear Review Committee

•	Provides non-management oversight and review of the Company’s nuclear facilities.
•	Reviews security policies, safety performance, changes in regulation, long-term strategies and resources.
•	Reviews plans for refueling outages at the nuclear facilities.
•	Reviews financial performance.
•	Reviews adequacy of resources.

Organization and Compensation Committee

•	Reviews and approves the compensation for the CEO and certain other executives.
•	Reviews CEO’s performance.
•	Assists in the selection of senior officers.
•	Reviews executive compensation programs to determine competitiveness.
•	Recommends to the full Board the officers to be elected by the Board.
•	Reviews succession planning to assure successors exist for each senior officer.
•	Administers the executive incentive plans.

Public Responsibility Committee

•	Monitors emerging social, economic, political and environmental issues.
•	Reviews our policies on social responsibilities.
•	Reviews safety issues related to employees, customers and the general public.
•	Reviews our environmental performance.
•	Monitors our employee policies.

BOARD OF DIRECTORS RISK MANAGEMENT FUNCTIONS

As a part of its oversight function, the Board monitors how management operates the Company. When granting authority to management, approving strategies and receiving management reports, the Board must understand and consider, among other things, the risks and vulnerabilities we face. The Committees facilitate this oversight function. The Audit Committee considers risk issues associated with our overall financial reporting and disclosure process. To achieve that goal, the Audit Committee meets with the Chief Financial Officer, the General Auditor, the Chief Risk Officer and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel as determined from time to time by the Audit Committee. The Audit Committee also reviews policies on risk assessment and accounting risk exposure. The Finance Committee oversees insurance and business risk. The Nuclear Review Committee reviews risk relating to the operation of our nuclear power facilities. Other Committees, such as the Public Responsibility Committee, deal with other matters of risk associated with our electric and gas operations, including environmental risk. We also have an internal risk management committee, chaired by the CEO and comprised of senior officers, that, among other things, directs the development and maintenance of comprehensive trading policies and procedures, reviews and approves counter-party credit and establishes risk limits, market risk, and trading volumes.

BOARD OF DIRECTORS COMPENSATION

Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, approximately 50% of a director’s annual compensation is in the form of equity-based compensation, including phantom shares of our common stock. The compensation programs for 2005 and 2006 are described below.

	2005	2006

Cash Compensation
Cash retainer	$50,000 annually	$50,000 annually
Committee chair retainer	$10,000 annually Audit Committee chair	$10,000 annually Audit Committee chair
	$5,000 annually all other Committee chairs	$5,000 annually all other Committee chairs
Committee meeting fee	$1,000 per meeting	$1,000 per meeting
Board meeting fee	$2,000 per meeting	$2,000 per meeting

Equity Compensation
Upon first election to the Board	1,000 shares of restricted common stock	1,000 shares of restricted common stock
Annual stock compensation	1,250 phantom shares of DTE common stock*	1,750 phantom shares of DTE common stock*

*	Phantom shares of DTE common stock are credited to each non-employee director’s account in January of each year. Phantom share accounts are also credited with dividend equivalents which are reinvested into additional phantom shares. Payment of the cash value of the phantom shares is made three years after the date of grant. Payment of the cash value of phantom shares granted before 2005 occurs only after the date a director terminates his or her service on the Board.

Payment of Non-Employee Director Fees and Expenses

We maintain an unfunded deferred compensation plan that permits non-employee directors to defer receipt of up to 100% of their annual retainer and meeting fees. Retainers and all meeting fees for non-employee directors are either (i) payable in cash or, (ii) at the election of the Director deferred into an account pursuant to the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Deferred fees may accrue for future payment with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month or, at the election of the director, they may be invested in phantom shares of our common stock with all imputed dividends reinvested.

In addition to the retainers and fees, non-employee directors are reimbursed for their travel expenses incurred in attending Board and committee meetings, along with reimbursement for fees and expenses incurred when attending director education seminars.

Directors’ Retirement Plan

Benefits under the DTE Energy Company Retirement Plan for Non-Employee Directors were frozen as of December 31, 1998, and all non-employee directors were deemed vested on that date. No further benefits will accrue. Messrs. Gilmour and Miller and Dr. Bauder are the only current directors covered by this plan.

Director Life Insurance

The Company provides each non-employee director with group-term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.

Director Stock Ownership

We have established stock ownership guidelines for directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company’s common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to two times their annual cash and phantom stock retainer. Common stock, time-based restricted stock and phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of January 2, 2006, all directors met the initial common stock ownership requirement and those directors who have served as a director for at least five years after their initial election have fulfilled the five-year requirement. Company officers serving on the Board must also comply with our officer stock ownership guidelines. See “Officer Stock Ownership” in the “Corporate Governance” section of this Proxy Statement.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth information as of January 2, 2006 with respect to beneficial ownership of common stock, phantom stock, performance shares, and options exercisable within 60 days for (i) each of our directors and nominees for director, (ii) our CEO and the four other highest paid executive officers whose salary and bonus for the 2005 fiscal year were in excess of $100,000 (the “Named Executive Officers”), and (iii) all executive officers and directors as a group. Unless otherwise indicated, each of the named individuals has sole voting and/or investment power. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of January 2, 2006.

Amount and Nature of Beneficial Ownership as of January 2, 2006

			Other Shares that	Options Exercisable
Name of Beneficial Owners	Common Stock(1)	Phantom Stock(2)	May be Acquired(3)	Within 60 Days

Gerard M. Anderson	60,329	4,016	25,500	153,332
Lillian Bauder	2,983	8,501		4,000
Robert J. Buckler	48,484	8,324	19,000	129,999
Anthony F. Earley, Jr.	161,994	15,835	87,000	587,332
Stephen E. Ewing	59,680	0	19,000	194,999
Allan D. Gilmour	2,400	8,501		4,000
Alfred R. Glancy III(4)	15,069	5,965		66,464
Frank M. Hennessey	6,291	13,943		4,000
Joe W. Laymon	1,000	630		0
John E. Lobbia	24,558	7,204		4,000
Gail J. McGovern	1,000	2,380		1,000
David E. Meador	24,384	2,278	12,000	52,999
Eugene A. Miller	2,400	15,233		4,000
Charles W. Pryor, Jr.	300	7,204		3,000
Josue Robles, Jr.	1,000	2,380		1,000
Howard F. Sims	1,455	11,417		4,000
Directors & executive officers as a group — 22 persons	464,354	115,074	190,050	1,347,021

(1)	Includes directly held common stock, time-based restricted stock, and shares held pursuant to the 401(k) plan.

(2)	Phantom shares are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees, and (b) by executive officers pursuant to the (i) DTE Energy Company Supplemental Savings Plan, (ii) DTE Energy Company Executive Deferred Compensation Plan and (iii) DTE Energy Company Executive Supplemental Retirement Plan. Phantom shares may be paid out in either cash or stock.

(3)	Represents performance shares under the Stock Incentive Plan that entitles the executive officers to receive shares or cash equivalents (or combination thereof) in the future if they meet certain performance measures. The performance share numbers assume that target levels of performance are achieved. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in “Executive Compensation — Report of the Organization and Compensation Committee.”

(4)	Includes options to acquire a total of 62,464 shares of DTE common stock. Mr. Glancy received these options in the merger with MCN in exchange for his options to acquire 100,000 shares of MCN common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the only persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

		Amount and Nature of	Percent
Title of Class	Name of Beneficial Owner	Beneficial Ownership	of Class

Common Stock	Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	9,646,000(1)	5.4%
Common Stock	Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	10,923,334(2)	6.15%
Common Stock	Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	15,929,402(3)	9.0%

(1)	Based on information contained in Schedule 13G/ A filed on February 10, 2006. Capital Research and Management Company (“Capital”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive power and is deemed to be the beneficial owner of 9,646,000 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital disclaims beneficial ownership of such securities.

(2)	Based on information contained in Schedule 13(G) filed on January 26, 2006. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, which respectively have sole dispositive power and are deemed to beneficially own 4,470,186, 5,794,150, 507,491 and 151,507 of the shares shown in the table.

(3)	Based on information contained in Schedule 13G filed on February 8, 2006. The Schedule 13G filed by Franklin Resources, Inc. and related entities states that Franklin Resources, Inc. filed as a parent holding company with respect to the holdings of one or more investment companies or other managed accounts advised by subsidiaries of Franklin Resources, Inc., including Templeton Global Advisors Limited, Franklin Advisors, Inc., Franklin Templeton Investment Management Limited, Fiduciary Trust Company International, and Templeton Asset Management Ltd., which respectively have sole dispositive power and are deemed to beneficially own 9,367,622, 6,125,000, 366,353, 56,184 and 14,243 of the shares shown in the table. The Schedule 13G also states that Charles B. Johnson and Rupert H. Johnson, Jr. are the principal shareholders of Franklin Resources, Inc. The address of the principal shareholders is the same as Franklin Resources, Inc., and the address for Templeton Global Advisors Limited is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. Based on a review of these reports and written representations from our directors and officers (to our knowledge, we do not have any 10% shareholders) regarding the necessity of filing reports, we believe that during 2005 all applicable Section 16(a) filing requirements were complied with, except that due to an administrative oversight, a Form 4 was filed late with the SEC covering the sale of common stock for Mr. Stephen E. Ewing and a Form 5 was filed correcting an inadvertent omission of common stock from Mr. Ewing’s Form 3. In addition, a Form 5 was filed correcting an inadvertent omission of phantom stock acquired by Mr. Hennessey for director fees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Glancy was the Chairman and Chief Executive Officer of MCN at the time of the DTE/ MCN merger in 2001. In connection with the merger, we entered into an agreement with Mr. Glancy which, among other things, states that (a) we agreed to nominate Mr. Glancy to the Board in accordance with our normal procedures until he reaches the mandatory retirement age for Board members; (b) Mr. Glancy will receive personal secretarial services for three days a week until he attains the age of 70; (c) for as long as Mr. Glancy remains a member of our Board, we will provide him with a home security system; (d) in the event that the Internal Revenue Service determines or claims that any payments or benefits provided to Mr. Glancy constitute “excess parachute payments,” we will make a tax reimbursement payment to him in accordance with the agreement; and (e) we will indemnify Mr. Glancy from any actions, suits or proceedings in connection with the agreement. Mr. Glancy pays taxes on the imputed income relating to the secretarial services and home security system.

In addition, Mr. Hennessey and Mr. Sims were directors of MCN at the time of the merger. The shares each director owned under the MCN Deferred Compensation Plan were converted to cash at the time of the merger and placed in cash balance accounts for each director. The cash balance accounts are managed by the Company, with interest accumulating at a 10 year Treasury rate, with a 10 year payout beginning in 2001. During 2005, Mr. Hennessey received $74,200 and Mr. Sims received $65,600.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is divided into three classes by our Bylaws. One class of directors is elected each year for a three-year term. The terms of five directors expire in 2006. Four directors are nominated for election for terms expiring in 2009. The other director, Mr. Laymon, has been nominated for the term expiring in 2008. The Board elected Mr. Laymon to fill a vacancy in June 2005.

Proxies cannot be voted for more than five persons. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

Brief biographies of each nominee for election at this meeting and each director continuing in office are provided below. The information includes each person’s principal occupation(s) and business experience for at least the past five years. The dates shown for service as a director of DTE include service as a director of The Detroit Edison Company (“Detroit Edison”), our former corporate parent and, as a result of a share exchange, now our wholly-owned subsidiary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES

FOR ELECTION AT THIS MEETING.

Nominees for Election at this Meeting for Terms Expiring in 2009

Alfred R. Glancy III, age 67 Director since 2001
• Director, Unico Investment Company since 1974 and its Chairman since 2000. Retired Chairman and Chief Executive Officer, MCN Energy Group Inc. (1988 - 2001)
• Director of DTE and ShoreBank Corporation and director or trustee of many community and professional organizations
• Princeton University (B.A. in economics) and Harvard Business School (M.B.A.)

John E. Lobbia, age 64 Director since 1988
• Retired Chairman of the Board and Chief Executive Officer, DTE (1998)
• Director of DTE and trustee of many community and professional organizations
• University of Detroit (B.A. in electrical engineering)

Eugene A. Miller, age 68 Director since 1989
• Retired Chairman, President and Chief Executive Officer, Comerica Incorporated and Comerica Bank (1993 - 2002)
• Director of DTE, Handleman Company and TriMas Corporation and director of many community and professional organizations
• Detroit Institute of Technology (B.B.A.)

Charles W. Pryor, Jr., age 61 Director since 1999
• President and Chief Executive Officer, Urenco, Inc. (since 2003) (mineral enrichment provider). Former Chief Executive Officer, Utility Services Business Group of British Nuclear Fuels, plc (2002 - 2003). Former Chief Executive Officer, Westinghouse Electric Co. (1997 - 2002)
• Director of DTE
• Virginia Tech (B.S. in civil engineering, M.S. and Ph.D. in structural engineering) and Northeastern University (Executive M.B.A.)

Nominee for Election at this Meeting for a Term Expiring in 2008

Joe W. Laymon, age 53 Director since 2005
• Group Vice President, Corporate Human Resources and Labor Affairs, Ford Motor Company (since 2003), Vice President, Corporate Human Resources (2001 - 2003) and Executive Director, Human Resources Business Operations (2000 - 2001)
• Director of DTE, Molex, Inc. and director of many community and professional organizations
• Jackson State University (B.A. in economics) and University of Wisconsin School (M.A. in economics)

Directors Whose Present Terms Continue Until 2007

Anthony F. Earley, Jr., age 56 Director since 1994
• Chairman of the Board and Chief Executive Officer (since 1998) and President and Chief Operating Officer (1994 - 2004), DTE
• Director of DTE, Comerica Incorporated and Masco Corporation and director or trustee of many community and professional organizations
• University of Notre Dame (B.S. in physics, M.S. in engineering and J.D.)

Allan D. Gilmour, age 71 Director since 1995
• Retired Vice Chairman, Ford Motor Company. Former Vice Chairman, Ford Motor Company from November 1992 until his initial retirement in January 1995 and returned to Ford Motor Company as Vice Chairman from May 2002 until his retirement in February 2005
• Director of DTE, Whirlpool Corporation and director or trustee of many community and professional organizations
• Harvard University (B.A. in economics) and University of Michigan (M.B.A.)

Frank M. Hennessey, age 67 Director since 2001
• Chairman and Chief Executive Officer, Hennessey Capital, LLC (since 2002) (finance company). Former Chairman of Emco Limited (1995 - 2003) (building materials manufacturer and distributor) and Vice Chairman and Chief Executive Officer of MascoTech, Inc. (1998 - 2000) (transportation industry metalwork manufacturer)
• Director of DTE and director or trustee of many community and professional organizations
• Northeastern University (B.S.)

Gail J. McGovern, age 54 Director since 2003
• Professor, Harvard Business School (since 2002). President of Fidelity Personal Investments, a unit of Fidelity Investments (1998 - 2002) and Executive Vice President of Consumer Markets, a division of AT&T (1997 - 1998)
• Director of DTE, Digitas, Inc. and Hartford Financial Services Group, Inc. and trustee of John Hopkins University
• Johns Hopkins University (B.A. in theoretical mathematics) and Columbia University (M.B.A.)

Directors Whose Present Terms Continue Until 2008

Lillian Bauder, age 66 Director since 1986
• Vice President, Masco Corporation (consumer products and services provider) (since January 2005), Vice President for Corporate Affairs, Masco Corporation (October 1996 to January 2005), Chairman and President (January 2002 to January 2005) and President (October 1996 to December 2001), Masco Corporation Foundation
• Director of DTE and Comerica Incorporated and director or trustee of many community and professional organizations
• Rutgers University (B.A. from Douglass College) and University of Michigan (M.A. and Ph.D.)

Josue Robles, Jr., age 60 Director since 2003
• Executive Vice President, Chief Financial Officer and Corporate Treasurer, United Services Automobile Association (since 1994) (insurance and financial services provider)
• Director of DTE and director or commissioner of many community and professional organizations
• Kent State University (B.B.A. in accounting) and Indiana State University (M.S.B.A.)
• Retired United States Army Major General, served over 28 years including an assignment as budget director for the Pentagon and Commanding General, 1st Infantry Division, The Big Red One

Howard F. Sims, age 72 Director since 2001
• Chairman and Chief Executive Officer, Sims Design Group Inc. and Chairman of SDG Associates, LLC and SDGdesign, Inc. (since 1964) (architectural design firm)
• Director of DTE and director or trustee of many community and professional organizations
• University of Michigan (B.A. in architecture, M.A. in architecture) and Eastern Michigan University (Honorary Doctorate of Public Service)

PROPOSAL NO. 2

APPROVAL OF THE DTE ENERGY COMPANY 2006 LONG-TERM INCENTIVE PLAN

On February 9, 2006, the Board adopted, subject to approval of the Company’s shareholders at the 2006 annual meeting, the LTIP. The LTIP is a plan that permits DTE to offer employees and non-employee directors the opportunity to participate in DTE’s growth through the grant of stock-based awards. DTE has historically used stock incentive awards to motivate and reward its employees. In 2005, over 1,200 employees received long-term awards under the DTE Energy Company 2001 Stock Incentive Plan (“Stock Incentive Plan”), the Company’s current incentive plan that was approved by the shareholders in 2001. The LTIP is intended to continue to benefit a significant number of employees. If the LTIP is approved by the shareholders, no further grants will be made under the Stock Incentive Plan. Adoption of the LTIP will result in a dilution level of less than 9%.

Shares of DTE common stock may be issued under the LTIP from DTE’s authorized but unissued common stock, or outstanding common stock may be acquired in a participant’s name by or on behalf of DTE (or a combination thereof). The LTIP affords the Board the ability to design compensatory awards that are responsive to the Company’s needs and to help ensure the long-term success of the Company by encouraging stock ownership among the directors, officers and employees. With the LTIP in place, the Company will continue to be able to attract, motivate and retain experienced and highly qualified employees who will contribute to the Company’s success.

The affirmative vote of a majority of the shares voting on this proposal is required for approval of the LTIP. The key features of the plan and the material terms are summarized below. The complete text of the LTIP is attached to this document as Annex A.

Key Features of the LTIP

•	Limit on Shares Authorized: 9,000,000 shares of common stock are authorized for grant under the LTIP.

•	Plan Limits: The LTIP limits in a single calendar year the granting to any one participant of: (1) options for more than 500,000 shares of common stock; (2) stock awards for more than 150,000 shares of common stock; (3) performance share awards for more than 300,000 shares of common stock (based on the maximum payout under the award); or (4) more than 1,000,000 performance units, which have a face amount of $1.00 each.

•	Types of Awards: Participants may receive stock options, stock awards, performance shares, performance units, or a combination of these awards.

•	No Discount on Stock Options: The LTIP prohibits the grant of a stock option with an exercise price less than the fair market value of the Company’s stock on the date of the grant.

•	Prohibition on Repricing: The LTIP prohibits the repricing of stock options either by amendment of an award agreement or by substitution of a new option award at a lower price.

•	Limitation on Recycling: Any common stock surrendered to pay the exercise price of stock options or to satisfy required tax withholding cannot be reallocated or otherwise made available to be issued under the LTIP.

•	Vesting Periods: Stock awards vest over not less than three years. Performance share awards and performance units generally vest over a period of not less than one year.

•	Material Amendments: No material amendment may become effective until shareholder approval is obtained.

•	Life of the Plan: No option, stock award, performance share, or performance unit may be granted more than 10 years after the adoption of the LTIP by the Board.

•	Independent Committee Administration: The LTIP will generally be administered by the Organization and Compensation Committee of the Board for awards made to employees.

Material Terms of the LTIP

•	Participants: Any employee of DTE or an entity in which DTE has a direct or indirect ownership or other equity interest (“Subsidiary”) and any member of the Board, whether or not employed by DTE or a Subsidiary, is eligible to participate if the plan administrator determines that the employee or director has contributed significantly, or may be expected to contribute significantly to the profits or growth of DTE or a Subsidiary. An eligible employee or director becomes a participant if he or she is selected to receive a LTIP award by the plan administrator.

•	Plan Administration: The Board administers the LTIP with respect to awards made to members of the Board who are not employees of DTE or a Subsidiary. The Organization and Compensation Committee administers the LTIP with respect to awards made to employees of DTE or a Subsidiary. The Committee may delegate to the CEO all or part of its authority and duties as to awards made to individuals not subject to Section 16 of the Exchange Act. References in this summary to the “plan administrator” include references to the Organization and Compensation Committee, any other committee appointed in its place, the CEO of DTE, or the Board, as the context requires.

The plan administrator has the authority to determine the persons to whom awards will be made; to select the type, size and timing of each award; to set the terms and provisions of each award, consistent with the provisions of the LTIP; and to establish rules and policies for the plan. The plan administrator may not, however, grant to any participant in a single calendar year: (1) options for more than 500,000 shares of common stock; (2) stock awards for more than 150,000 shares of common stock; (3) performance share awards for more than 300,000 shares of common stock (based on the maximum payout under the award); or (4) more than 1,000,000 performance units, which have a face amount of $1.00 each.

•	Aggregate Number of Plan Shares: The maximum aggregate number of shares of DTE common stock that may be issued or acquired and delivered under the LTIP pursuant to the exercise of options, the grant of stock awards and the settlement of performance shares and performance units is 9,000,000, subject to adjustment in the event of certain changes in capitalization or other corporate transactions. In addition, the number of shares of common stock that may be subject to stock awards, performance shares granted and common stock equal to the value of performance units under the LTIP shall not exceed 50% of the total number of shares authorized for issuance or delivery under the LTIP. It is anticipated that the plan would have sufficient shares to satisfy the needs of the plan through the end of 2009. If (i) an option is terminated, in whole or part, for any reason other than its exercise for shares of common stock; or (ii) a stock award is forfeited, in whole or in part; or (iii) an award of performance shares or performance units is terminated, in whole or in part for any reason other than its settlement in shares of common stock or cash, the number of shares subject to the terminated or forfeited portion of the award may be reallocated to other options, performance shares, performance units and stock awards, subject to the limits described above.

•	Stock Option Awards: Each stock option granted pursuant to the LTIP is evidenced by a written stock option agreement between the Company and the optionee. The option price will be fixed by the plan administrator but cannot be less than the fair market value of DTE common stock on the date of grant of the option. The option price may be paid in cash, cash equivalent acceptable to the plan administrator, or with unrestricted shares of DTE common stock. The maximum period in which an option may be exercised will be fixed by the plan administrator on the date of grant, but cannot exceed ten years from the date of grant. The plan administrator also establishes, on the date of grant, the terms on which the option may be exercised and the consequences of termination of employment. Options granted under the LTIP may be either non-qualified options or incentive stock options. The plan administrator may not permit the exercise of any option earlier than one year after the date of the grant.

Generally, one-third of the options covered by a single grant are exercisable one, two and three years after the date of the grant.

The Federal income tax consequences of the two types of options differ, as described below. No Federal income tax is recognized by a participant at the time an option is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a non-qualified stock option is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. The employer (either DTE or a Subsidiary) will be entitled to claim a Federal income tax deduction on account of the exercise of a non-qualified option equal to the amount of ordinary income recognized by the participant. The employer will not be entitled to a Federal income tax deduction on account of the grant or exercise of an incentive stock option, but may claim a Federal income tax deduction on account of certain dispositions of DTE common stock acquired on exercise of an incentive stock option. The LTIP prohibits the reduction of the option price, and an option cannot be cancelled and replaced with new awards having a lower option price (where the economic effect would be the same as reducing the option price), without prior shareholder approval.

•	Stock Awards: Awards of Company stock may be granted, and may be forfeitable or subject to certain restrictions on transfer, or both, unless conditions prescribed by the plan administrator on the date of grant are satisfied. The conditions may include a requirement that the participant continue employment with DTE or that stated performance objectives be achieved. Rights to stock awards cannot become non-forfeitable or unrestricted earlier than three years after the date of the award, except in limited special circumstances, including awards to new hires and participants expected to retire within three years, when stock awards can become non-forfeitable or unrestricted as early as one year after the date of the award. The participant generally is entitled to vote and receive dividend equivalents on the stock award prior to the time the shares become non-forfeitable or transferable. A participant recognizes ordinary income on the first day that the shares subject to the restricted stock award are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized equals the fair market value of the shares on that date. The participant’s employer is entitled to a Federal income tax deduction equal to the ordinary income recognized by the participant.

•	Performance Share Awards: Performance share awards entitle the participant to receive a specified number of shares of DTE common stock or a cash payment equal to the fair market value of a specified number of shares or any combination of cash and common stock. Participants may also receive dividend equivalent payments, on terms provided in the award agreement. Dividend equivalents are additional compensation and not actual dividend payments for tax purposes. The plan administrator may prescribe that performance shares will be earned only on satisfaction of performance objectives during a performance measurement period of at least one year or upon satisfaction of other requirements. The plan administrator may also specify the consequences of termination of employment. Rights in performance shares may not become non-forfeitable earlier than one year after the date of the award. To the extent that performance shares are earned, the obligation may be settled in cash, DTE common stock, or a combination of the two. Settlement will occur at the time specified by the plan administrator. A participant recognizes ordinary income on the settlement of a performance share award equal to any cash that is paid and the fair market value of common stock (on the date the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. The participant’s employer is entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the participant.

•	Performance Unit Awards: A performance unit award entitles the participant to receive a payment equal to $1.00 per performance unit if certain standards are met. The plan administrator will prescribe the performance objectives and other requirements that must be satisfied before a performance unit is earned and specify the consequences of termination of employment. Performance units may not become non-forfeitable earlier than one year after the date of the award. The period in which performance is measured will be at least one year. To the extent that performance units are earned, the obligation may be settled in cash, DTE common stock, or a combination of the two. A participant recognizes ordinary income on the settlement of a performance unit award equal to any cash that is paid and the fair market value of common stock (on the date the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. The participant’s employer is entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the participant.

•	Performance Objectives: Vesting, settlement or exercise of an award made under the LTIP may be conditioned upon the achievement of specified performance objectives by DTE, a Subsidiary, or a division of DTE or a Subsidiary. The performance objectives may be stated with respect to (i) shareholder value growth based on stock price and dividends, (ii) customer price, (iii) customer satisfaction, (iv) growth based on increasing sales or profitability of one or more business units, (v) performance against the companies in the Dow Jones Electric Utility Industry Group (“DJEUIG”) index, the companies in the S&P 500 Electric Utility Industry index, a peer group or similar benchmark selected by the Organization and Compensation Committee, (vi) earnings per share growth, (vii) employee satisfaction, (viii) nuclear plant performance achievement, (ix) return on equity, (x) economic value added, (xi) cash flow, (xii) earnings growth, (xiii) diversity, (xiv) safety, (xv) production cost, or (xvi) such other measures as may be selected by the plan administrator. Each of the performance objectives described in the preceding sentence may be stated with respect to the performance of DTE, a Subsidiary or a division of DTE or a Subsidiary. The performance objectives listed above are intended to qualify as “performance goals” so that grants qualify as deductible performance-based compensation for purposes of IRC Section 162(m).

•	Amendments: The Board may amend or terminate the LTIP at any time; however, no material amendment may become effective until shareholder approval is obtained. Material amendments include, but are not limited to, amendments that increase the aggregate number of shares of common stock that may be issued or delivered under the LTIP or permit the exercise of an option at a price less than the fair market value of the underlying stock on the date of grant of the option. Shareholder approval is also required in order for the plan administrator to reduce the option price of any outstanding option or replace an outstanding option with new awards having a lower option price or initial value. No amendment or termination may adversely affect an outstanding award without a participant’s consent.

•	Termination: No awards may be granted under the LTIP more than ten years after the LTIP was adopted by the Board. Awards granted before that date will remain valid in accordance with their terms.

•	Change in Control: In the event of a change in control (i) all options become fully exercisable, (ii) all stock awards become non-forfeitable and transferable, and (iii) all performance shares and performance units are earned, with the amount earned being the amount payable assuming attainment of the greater of target or actual performance levels through the date of the change in control. The accelerated exercisability, vesting or payment described in the preceding sentence may constitute a parachute payment, which may subject the affected participant to an excise tax imposed by IRC Section 4999. Consequently, the accelerated exercisability, vesting or payment is limited if, and to the extent that, the limitation will permit an affected participant to receive a greater net after-tax amount than he or she would receive absent the limitation. The limitation shall not apply to participants who are entitled to an indemnification of excise taxes by DTE under change in control severance agreements or otherwise. Generally, a change in control occurs for purposes of the LTIP if DTE or its assets are acquired by another company or DTE merges with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of voting stock of DTE immediately prior to the transaction. Shareholder approval of a liquidation or dissolution is also considered a change in control.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO APPROVE THE DTE ENERGY COMPANY 2006 LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year 2006. Deloitte & Touche LLP has performed this function since 1995. For the years ended December 31, 2005 and 2004, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

Representatives of Deloitte will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2005, and fees billed for other services rendered by Deloitte during those periods.

	2004	2005

Audit fees(1)	$6,731,887	$8,494,257
Audit related fees(2)	1,796,345	780,777
Tax fees(3)	343,475	308,848
All other fees(4)	150,000	84,562

Total	$9,021,707	$9,668,444

(1)	Audit fees consist of fees billed for professional services performed by Deloitte for the audit of the Company’s annual financial statements and internal control over financial reporting included in Form 10-K, the review of financial statements included in the Company’s Form 10-Q filings and services that are normally provided in connection with regulatory filings or engagements.

(2)	Represents the aggregate fees billed for audit-related services, including general assistance with the implementation of the SEC rules pursuant to the Sarbanes-Oxley Act of 2002 and various attest services.

(3)	Represents fees billed for tax services, including tax reviews and planning.

(4)	Represents aggregate fees for services not included above, including advisory and consulting services.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit

Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm up to but not exceeding a pre-defined limit. The decisions of the designated member to pre-approve a permitted service will be reported to the Audit Committee at each scheduled meeting. At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.

•	A listing of new services requiring pre-approval, if any.

•	As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

For the year 2005, all audit, audit-related, tax and other services performed by Deloitte were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by Deloitte during 2005 were compatible with maintaining independence of the registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards and the audit committee independence requirements under the SEC rules. The Audit Committee Charter also complies with requirements of the NYSE.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements, internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the report of the independent registered public accounting firm.

The Audit Committee discussed with Deloitte the matters required to be discussed by audit standards, SEC regulations and NYSE requirements. Disclosures were received from Deloitte regarding its independence as required by Independence Standards Board Statement No. 1 and discussed with them. The Audit Committee has considered whether the services provided by Deloitte other than those services relating to audit services are compatible with maintaining Deloitte’s independence. The Audit Committee has concluded that such services have not impaired Deloitte’s independence. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2005 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2005. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2005 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over

Financial Reporting as of December 31, 2005 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2005.

Audit Committee

Frank M. Hennessey, Chair
Lillian Bauder
Josue Robles, Jr.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CONSIDERATION OF ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

EXECUTIVE COMPENSATION

Report of the Organization and Compensation Committee

The Organization and Compensation Committee of the Board determines and approves the compensation of the CEO and approves the compensation of those executives who are at the level of corporate vice president and above (or equivalent), the General Auditor and certain other executives, including the individuals whose compensation is detailed in this Proxy Statement. In order to carry out these responsibilities, the Organization and Compensation Committee uses multiple sources of information and data, including tally sheets detailing the total compensation for executives from all of DTE Energy’s executive compensation and benefit programs. In addition, the Organization and Compensation Committee retains a consultant independent of management to continually review the Company’s executive compensation program to assure consistency with the Company’s executive compensation philosophy and framework. This report discusses the executive compensation philosophy and framework, along with the details of the program elements.

Executive Compensation Philosophy and Framework

•	Focus: The focus of our executive compensation philosophy and framework is to link a significant portion of compensation to the achievement of corporate goals through emphasis on short- and long-term incentive plans that reward value-added contributions. This approach ties executive interests to shareholder interests and, through a mix of annual and multi-year incentive structures, encourages both near- term results and successful long-term strategic planning and achievements.

•	Competitive position: The Organization and Compensation Committee’s goals include maintaining a total compensation program that is competitive within the Company’s comparative market. A competitive position enhances our recruiting and retention efforts and serves as a basis for setting appropriate salary and incentive pay benchmarks. The Organization and Compensation Committee believes the Company’s comparative market consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy companies selected on the basis of revenues generated, financial strength, geographic area and availability of compensation information. The Company hires an external consulting firm to conduct a custom market analysis on a biennial basis. The comparative group consisted of 24 companies (14 energy-related and 10 non-energy companies) for the 2004 study. The results from the 2004 study were increased by a market competitive factor to establish market data for 2005.

•	Compensation opportunity: In addition to incentive-specific performance measures, which are tied to corporate goals such as total shareholder return, earnings per share, cash flow, and customer satisfaction, among other measures, the Organization and Compensation Committee considers several factors when setting base salary and establishing other elements of an executive’s compensation opportunity. Those factors include (i) the responsibilities of the executive’s position, (ii) the experience and performance of the individual, (iii) competition for executive talent and retention issues, and (iv) comparisons to comparable positions at other energy and non-energy companies in the Company’s comparative market. In the case of the CEO, in determining long-term incentive grants, the Organization and Compensation Committee also takes into account grants that were made to the CEO in the last two years.

Elements of the Executive Compensation Program

The key elements of the compensation program include base salary, the DTE Energy Company Annual Incentive Plan (the “Annual Incentive Plan”) and the Stock Incentive Plan (which, if approved by the shareholders, will be the LTIP). In addition, executives are also eligible for certain benefits and limited perquisites generally not available to other employees. Over the past several years, by increasing the weight given to long-term incentives, the Stock Incentive Plan has served to drive Company performance by rewarding participants for actions and behaviors that closely align their interests with long-term growth in shareholder value. In addition, the interplay between the Annual Incentive Plan and the Stock Incentive Plan has provided an appropriate balance of short- and long-term incentives aligned with our business strategy of controlled growth in earnings coupled with stable shareholder returns. In 2005, grants under the Stock Incentive Plan consisted of performance shares, time-based restricted stock and stock options. Policies concerning each of these elements, including the basis for the compensation awarded to Mr. Earley, are discussed below.

Base Salary

Ranges are used for base salary that target the median within the comparative market adjusted to take into account differences in company size and scope. The ranges established are designed to allow adequate differentiation for (i) individual potential, (ii) contributions made, and (iii) the executive’s experience in his or her position. Salary ranges are assessed periodically to remain consistent with the market. As noted above, in setting individual salary levels, several factors are used.

Annual Incentive Plan

Executives may receive cash awards under the Annual Incentive Plan. For 2005, the Annual Incentive Plan used five annual measures weighted as follows to determine the total annual incentive award: earnings per share (35%), cash flow (35%), customer satisfaction (10%), safety (10%), and diversity (10%). The Company had to attain threshold minimum levels for a given performance measure before any compensation became payable based on the measure. Based on market comparisons, each officer position was assigned a target award expressed as a percentage of base salary. These targets ranged from 35% to 70% for officers other than the CEO. Awards to each officer were determined as follows: (i) performance for each measure was combined for an overall corporate performance factor; (ii) this factor was multiplied by each officer’s target award to arrive at an initial calculation; and (iii) the initial calculation was then adjusted from 0% to 125% based on individual performance. The corporate performance factors were 25% and 50% in 2003 and 2004, respectively. For 2005, the overall corporate performance factor was 140.2%. The Company exceeded its performance target with respect to earnings per share, cash flow, safety and diversity, but did not achieve its desired performance target with regard to customer satisfaction. For the Named Executive Officers, any amounts above 100% based on individual performance do not qualify as performance-based compensation under IRC Section 162(m) and are not paid from this plan. See “Internal Revenue Code Limits on Deductibility of Compensation” below.

Stock Incentive Plan

Background and structure: The Stock Incentive Plan, which was approved by our shareholders, rewards long-term growth and profitability by providing a vehicle through which officers, employees and outside directors may receive stock-based compensation. Participants may receive stock options, stock awards, performance shares, performance units, or a combination of these awards. The Stock Incentive Plan affords the Board the ability to design compensatory awards that are responsive to the Company’s needs and to advance the interests and the long-term success of the Company by encouraging stock ownership by the directors, officers and employees.

Stock-based compensation directly links individual performance with shareholder interests. Performance-based vesting and similar requirements for earning certain final awards further emphasize achievement of corporate goals. The sizes of grants made during 2005, ranging from 50% to 150% of base salary for officers other than Mr. Earley, were determined by reference to executive level, responsibility, retention issues, market competitiveness and contributions to the overall success of the Company. The size of grants made during 2004 and 2003, based on the same criteria, were 50%-125% and 40%-100%, respectively. The three types of long-term grants made in 2005 are described below.

•	Performance shares: Performance shares represented 40% of the overall grant value. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination thereof, depending on the level of achievement of performance measures. The performance measurement period for the 2005 awards is January 1, 2005 through December 31, 2007. Payments earned under the 2005 awards, including Mr. Earley’s award, will be based on three performance measures weighted as follows: (i) total shareholder return vs. shareholder return of the companies in the Standard & Poor’s Electric Utility Index as of the date of grant (70%), (ii) employee engagement (15%) and (iii) balance sheet health (15%). The performance payout factor of 27.6% for 2005 was for a measurement period beginning in 2002 and the performance payout factor of 56.85% for 2004 was for a measurement period beginning in 2001. The performance shares granted in 2003 were paid out in early 2006. The payout of 12.75% was based on the final results as certified by the Organization and Compensation Committee and was primarily limited because of not meeting the total shareholder return target and the earnings per share growth target.

•	Time-based restricted stock: In 2005, time-based restricted stock grants represented 40% of the overall grant value and were made with the restriction period ending on February 15, 2008. The three year vesting period requires continued employment throughout the restriction period. These time-based restricted stock grants do not qualify as performance-based compensation under IRC Section 162(m). As such, the full values of these shares are included in the IRC Section 162(m) computation in the year of vesting. For further information, see “Internal Revenue Code Limits on Deductibility of Compensation” below.

•	Stock options: In 2005, non-qualified stock options were granted as part of the continuing program to link executive compensation to overall performance. Stock options granted represented 20% of the overall grant value.

Executive Benefits and Perquisites

The Company provides executives with certain benefits and perquisites generally not available to other employees at DTE Energy. The Pension Plan Table section of this report describes the defined benefit type programs for which certain executives are eligible. Other benefit programs include the executive deferred compensation plan, which allows executives to voluntarily defer receipt of payments they may be eligible to receive from the Annual Incentive Plan or Performance Shares paid in cash and the Supplemental Savings Plan, which mirrors the 401(k) plan and allows the executive to continue to defer base salary after certain IRS limits have been reached. Company matching contributions are the same as the 401(k) plan. The Company also provides a modest level of perquisites, including financial planning and tax preparation, home security systems, Company-leased vehicles and luncheon club memberships. Pursuant to the Company’s security program, during 2005, Mr. Earley was assigned a Company car and driver while on Company business. In addition, the Company leases an aircraft for limited business travel use by certain executives. Personal use of the aircraft is not allowed except in unusual circumstances and requires the approval of the CEO in advance.

Mr. Earley’s Compensation

Effective June 27, 2005, Mr. Earley’s base salary was increased to $1,100,000 (4.3% increase). In addition to the market value as determined by the comparative market, we set his new salary considering his responsibilities, experience, and performance as well as competition for executive talent and retention objectives.

Mr. Earley’s Annual Incentive Plan target award was set at 100% of his base salary. The target award was adjusted by 140.2%, based on corporate performance in 2005 to arrive at the initial calculation. This initial calculation was modified by 120%, based on Mr. Earley’s personal performance. After adjusting for both corporate performance and personal performance, Mr. Earley’s final award for 2005 was $1,850,000 or 168% of his base salary.

In 2005, Mr. Earley received grants under the Stock Incentive Plan (based on a target of 250% of base salary) consisting of 100,000 stock options, 33,000 performance shares, and 33,000 shares of restricted stock. The Organization and Compensation Committee determined these grant amounts based on market information, Mr. Earley’s personal performance, grants to other executives, and grants in previous years. The terms and conditions of these three different types of grants are consistent with the grants given to other DTE executives and are more fully described in the following tables and footnotes. The shares granted under the Stock Incentive Plan in 2003 were paid out at 12.75% based on the final results as certified by the Organization and Compensation Committee and the payout was primarily limited because of not meeting the total shareholder return target and the earnings per share growth target.

Internal Revenue Code Limits on Deductibility of Compensation

Under IRC Section 162(m), the Company cannot deduct compensation paid to a “covered employee” in excess of $1 million on our federal income tax return unless it is (i) based on performance and (ii) paid under a program that meets IRC requirements. In general, “covered employees” for this purpose are our CEO and the four other highest paid executive officers named in the Summary Compensation Table below. The Annual Incentive Plan and the Stock Incentive Plan, previously approved by the shareholders, are designed to provide the maximum opportunity for use of the performance-based compensation exception. The Stock Incentive Plan permits various types of awards, some of which qualify for exemption under IRC Section 162(m) and some of which do not. We expect to continue to emphasize performance-based compensation programs designed to fulfill future corporate business objectives at all levels. Although, generally, these programs are designed to satisfy the requirements of IRC Section 162(m), we believe it is important to preserve flexibility in designing compensation programs and it may be appropriate in certain circumstances to use performance-based plans that may not meet all of the IRC requirements or for the Organization and Compensation Committee to consider deferral programs for compensation in excess of $1 million.

Organization and Compensation Committee

Eugene A. Miller, Chair
Allan D. Gilmour
Frank M. Hennessey
Joe W. Laymon

Mr. Bing, who resigned from the Board effective January 28, 2005, was a member of the Organization and Compensation Committee until his resignation. Mr. Bing did not participate in the Committee’s report.

Compensation Committee Interlocks and Insider Participation

During 2005, the Organization and Compensation Committee consisted of Messrs. Bing, Gilmour, Hennessey, Laymon and Miller. Mr. Hennessey replaced Mr. Bing, who resigned from the Organization and Compensation Committee in January 2005. Mr. Laymon was appointed to the Committee in June 2005. No member of the Organization and Compensation Committee served as an officer or employee of the Company or any of its subsidiaries nor had any member of the Organization and Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During 2005, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Organization and Compensation Committee of the Company.

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

					Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying			All Other
Name and Principal Position				Compensation	Awards	Options	LTIP		Compensation
in 2005	Year	Salary($)	Bonus($)	($)(1)	($)(2)	(#)	($)		($)(7)

Anthony F. Earley, Jr.	2005	1,077,500	1,850,000	175,100	1,473,120	100,000	138,423	(3)	64,650
Chairman and CEO	2004	1,079,423	600,000	170,980	1,142,890	150,000	308,534	(4)	65,938
	2003	984,615	256,250	182,825	1,033,750	100,000	413,805	(5)	59,077
							560,134	(6)
Gerard M. Anderson	2005	607,692	795,000	48,925	535,680	35,000	35,995	(3)	36,462
President and COO	2004	556,731	207,000	42,745	681,870	40,000	61,707	(4)	33,865
	2003	491,923	75,600	53,303	268,775	20,000	206,902	(5)	29,142
							134,428	(6)
Robert J. Buckler	2005	525,923	508,900	37,853	334,800	25,000	27,702	(3)	31,555
Group President	2004	526,731	155,800	38,883	256,165	40,000	61,707	(4)	31,604
	2003	491,923	68,800	50,985	206,750	25,000	206,902	(5)	29,515
							134,428	(6)
Stephen E. Ewing	2005	523,000	470,900	37,853	334,800	25,000	27,702	(3)	31,380
Vice Chairman	2004	526,731	141,600	38,883	256,165	40,000	61,707	(4)	31,604
	2003	491,923	68,800	50,985	206,750	25,000	206,902	(5)	29,577
							134,428	(6)
David E. Meador	2005	457,500	382,900	22,918	245,520	17,000	11,072	(3)	27,450
Executive Vice	2004	424,615	121,000	17,768	177,345	20,000	24,683	(4)	25,477
President and	2003	366,538	52,300	17,510	82,700	15,000	62,071	(5)	21,964
Chief Financial Officer							44,809	(6)

(1)	The amounts in this column are the dividend equivalents paid on the outstanding Performance Shares. As permitted by rules established by the SEC, no amounts are shown with respect to executive perquisites, as previously described, because such amounts did not exceed, in the aggregate, the lesser of 10% of salary plus bonus or $50,000 for any Named Executive Officer for any of the years shown in the table.

(2)	The restricted stock grants made during 2005 were non-performance based and are valued as of February 15, 2005, the date the awards were made. Mr. Anderson’s 2004 amount also includes the value of a special grant of restricted stock valued as of June 23, 2004, the date the grant was made. The aggregate number of shares of non-performance based restricted stock held on December 31, 2005, by the Named Executive Officers and their value based on the market value on that day were:

	Number of
Name	Shares Held	Value

Anthony F. Earley, Jr.	87,000	$3,757,530
Gerard M. Anderson	35,500	$1,533,245
Robert J. Buckler	19,000	$820,610
Stephen E. Ewing	19,000	$820,610
David E. Meador	12,000	$518,280

Total	172,500	$7,450,275

The holders of restricted stock receive the same dividends as other shareholders owning common stock. All restricted stock will become unrestricted in the event of a change in control of the Company. In accordance with SEC regulations, dividends are not included in the above table. However, the following amounts are dividends received on the restricted stock through December 31, 2005.

Name	2003	2004	2005

Anthony F. Earley, Jr.	$149,350	$160,680	$175,100
Gerard M. Anderson	$37,853	$42,745	$69,525
Robert J. Buckler	$35,535	$33,733	$37,853
Stephen E. Ewing	$120,510	$72,358	$37,853
David E. Meador	$12,875	$16,223	$22,918

(3)	Represents the value at February 28, 2006 (the date that performance was certified), of the performance shares granted in early 2003 under the Stock Incentive Plan. The payout was calculated using a corporate performance factor of 12.75% based on actual results for the following performance criteria: total shareholder return (50% weighting), earnings per share growth (35% weighting), and employee engagement (15% weighting).

(4)	Represents the value at February 15, 2005 (the date that performance was certified), of the performance shares granted in early 2002 under the Stock Incentive Plan. The payout was calculated using a corporate performance factor of 27.6% based on actual results for the following performance criteria: total shareholder return (25% weighting), earnings per share growth (60% weighting), and employee engagement (15% weighting).

(5)	Represents the value at February 9, 2004 (the date that performance was certified), of the performance shares granted in early 2000 under the Stock Incentive Plan (4 year vesting) which became unrestricted as the result of meeting the performance criteria related to total shareholder return, earnings per share growth, employee satisfaction, and Institute of Nuclear Power Operations.

(6)	Represents the value at February 9, 2004 (the date that performance was certified), of the performance shares granted in early 2001 under the Stock Incentive Plan (3 year vesting) which became unrestricted as the result of meeting the performance criteria related to total shareholder return, earnings per share growth, and employee satisfaction.

(7)	The amounts shown in this column for 2005 include Company matching contributions to the DTE Energy Company Savings and Stock Ownership 401(k) Plan and the DTE Energy Company Supplemental Savings Plan (“Supplemental Savings Plan”) as follows:

	401(k) Matching*	Supplemental Savings**
Name	Contributions	Plan Matching Contributions

Anthony F. Earley, Jr.	$8,400	$56,250
Gerard M. Anderson	$8,400	$28,062
Robert J. Buckler	$10,500	$21,055
Stephen E. Ewing	$10,500	$20,880
David E. Meador	$10,500	$16,950

*	These matching contributions are predicated on the participant making contributions from base salary and cannot exceed 6% of a participant’s eligible compensation.

**	The Supplemental Savings Plan provides for deferring compensation in excess of various IRC limits imposed on tax qualified plans, including the maximum employee pretax contribution limit ($14,000 for 2005) and the compensation limit ($210,000 for 2005). Supplemental Savings Plan account balances are paid only in cash to participants upon termination of employment.

Stock Incentive Plan — Performance Grants in Last Fiscal Year

	Number of Performance Shares

				Performance Period
Name	Threshold	Target	Maximum	Until Payout

Anthony F. Earley, Jr.	0	33,000	66,000	3 Years
Gerard M. Anderson	0	12,000	24,000	3 Years
Robert J. Buckler	0	7,500	15,000	3 Years
Stephen E. Ewing	0	7,500	15,000	3 Years
David E. Meador	0	5,500	11,000	3 Years

The performance share grants shown in the table above were made in 2005 pursuant to the Stock Incentive Plan and will be paid out in 2008 based on Company performance. Each performance share earned will be settled with one share of our common stock or for an amount of cash equal to the fair market value of a share of our common stock on the date the performance shares are earned. Thus, performance shares are not currently outstanding shares of our common stock. As described in the Report of the Organization and Compensation Committee, at the end of the performance period, some or all of the performance shares may be earned based on the level of attainment of the performance criteria. The performance period for each of the Named Executive Officers is three years. If minimum performance levels are not met, no performance shares will be earned, and the payout will be zero. The three criteria for the 2005 grants are: (i) total shareholder return vs. shareholder return of the companies in the Standard & Poor’s Electric Utility Index as of the date of grant (70%), (ii) employee engagement (15%) and (iii) balance sheet health (15%).

During the three-year performance period, dividend equivalents are paid to the participants based on the target number of performance shares. All performance shares will be earned in the event of a change in control of the Company, with the amount payable under the awards being based on the greater of target or actual levels of performance through the date of the change in control.

The following table provides information about stock option grants in 2005 for the Named Executive Officers.

Stock Incentive Plan — Option Grants in Last Fiscal Year

		Percent of
		Total Options
	Number of Securities	Granted to	Exercise		Grant Date
	Underlying Options	Employees in	Price		Value
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Expiration Date	($)(3)

Anthony F. Earley, Jr.	100,000	10.5%	44.72	February 15, 2015	587,000
Gerard M. Anderson	35,000	3.7%	44.72	February 15, 2015	205,450
Robert J. Buckler	25,000	2.6%	44.72	February 15, 2015	146,750
Stephen E. Ewing	25,000	2.6%	44.72	February 15, 2015	146,750
David E. Meador	17,000	1.8%	44.72	February 15, 2015	99,790

(1)	33 1/3% of the options become exercisable one year from the date of grant, with an additional 33 1/3% becoming exercisable on the succeeding anniversary date of the grant and the final 33 1/3% becoming exercisable on the third anniversary date of the grant. All options will expire if not exercised before the expiration date shown above and may expire sooner in the event of termination of employment in certain circumstances. All stock options become immediately exercisable in the event of a change in control of the Company.

(2)	The exercise price of the stock options is the average of the high and low stock prices on the NYSE Composite Index on the date of grant, which was $44.72. Stock appreciation rights were not granted in 2005.

(3)	The fair value for these options was estimated at the date of grant, stated in Note 2 above, using a modified Black/ Scholes option-pricing model. The assumptions used to estimate the fair value are a risk-free interest rate of 3.92%, a dividend yield of 4.606%, an expected volatility of 19.569% and an expected life of six years. The fair value of the options granted on February 15, 2005 was $5.87 per option. As of February 16, 2006, the options had no value. The final value of the option, if any, will depend on the future value of the common stock and the optionee’s decisions with respect to such options. The methodology of valuing these options is consistent with the methodology used for the Company’s financial statements contained in the 2005 Annual Report on Form 10-K. However, the fair value per option, as reported in Note 15 of the 2005 Annual Report on Form 10-K, is based on the weighted average of all options granted throughout 2005 to all DTE employees.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised		In-the-Money Options
	on Exercise	Realized	Options at Fiscal Year End		at Fiscal Year End
Name	(#)	($)	(#) Exercisable/Unexercisable		($) Exercisable/Unexercisable(1)

Anthony F. Earley, Jr.	45,000	610,500	470,666/	233,334	2,333,862/	435,668
Gerard M. Anderson	0	0	121,666/	68,334	342,965/	112,335
Robert J. Buckler	25,000	185,482	99,999/	60,001	236,531/	115,219
Stephen E. Ewing	0	0	164,999/	60,001	127,231/	115,219
David E. Meador	30,000	206,698	35,666/	35,334	77,377/	59,053

(1)	Dollar amounts as of December 31, 2005.

Pension Plan Table

Average	Years of Benefit Service
Final
Compensation	5	10	15	20	25	30	35	40	45

$500,000	$37,500	$225,000	$250,000	$275,000	$300,000	$312,500	$325,000	$337,500	$350,000
600,000	45,000	270,000	300,000	330,000	360,000	375,000	390,000	405,000	420,000
700,000	52,500	315,000	350,000	385,000	420,000	437,500	455,000	472,500	490,000
800,000	60,000	360,000	400,000	440,000	480,000	500,000	520,000	540,000	560,000
900,000	67,500	405,000	450,000	495,000	540,000	562,500	585,000	607,500	630,000
1,000,000	75,000	450,000	500,000	550,000	600,000	625,000	650,000	675,000	700,000
1,100,000	82,500	495,000	550,000	605,000	660,000	687,500	715,000	742,500	770,000
1,200,000	90,000	540,000	600,000	660,000	720,000	750,000	780,000	810,000	840,000
1,300,000	97,500	585,000	650,000	715,000	780,000	812,500	845,000	877,500	910,000
1,400,000	105,000	630,000	700,000	770,000	840,000	875,000	910,000	945,000	980,000

Retirement Plans. The Named Executive Officers listed in the Summary Compensation Table participate in one or more of the following retirement plans:

•	DTE Energy Company Retirement Plan (the “Retirement Plan”)

•	Detroit Edison Traditional component (“Traditional Retirement Plan”)

           •  MCN Traditional component (“MCN Retirement Plan”)

•	DTE Energy Company Executive Supplemental Retirement Plan (“ESRP”)

•	Management Supplemental Benefit Plan component (“MSBP”)

•	Defined Contribution component (“DC ESRP”)

•	DTE Energy Company Supplemental Retirement Plan (“SRP”)

The benefits reflected in the Pension Plan Table include benefits payable under the Retirement Plan, a tax-qualified defined benefit pension plan, as well as payable directly by the Company pursuant to several non-qualified supplemental benefit plans. The supplemental benefit plans provide benefits in excess of IRC limits that apply to compensation and benefits under tax-qualified plans and additional nonqualified benefits to certain executives. Under the IRC, the maximum amount of compensation permitted to be used in calculating a benefit, and the maximum annual benefit permitted to be paid under the Retirement Plan, is $220,000 and $175,000, respectively in 2006.

The Pension Plan Table is applicable to each of the executives listed in the Summary Compensation Table, except Mr. Ewing. Those executives participate in the Traditional Retirement Plan, SRP, the MSBP and the DC ESRP, the latter of which is not included in the Pension Plan Table.

Traditional Retirement Plan. The benefits provided under the Traditional Retirement Plan are based on an employee’s years of benefit service, final average annual earnings and age at retirement. Compensation used to calculate the benefits under the Traditional Retirement Plan consists of base salary plus lump sums in lieu of base salary increases.

MCN Retirement Plan. Mr. Ewing participates in the MCN Retirement Plan. The benefits provided under the MCN Retirement Plan are based on an employee’s years of benefit service, final average annual earnings and age at retirement. Compensation used to calculate the benefits under the MCN Retirement Plan consists of base salary. The 2005 amount of compensation for Mr. Ewing was $523,000. Based upon assumed years of service of 30 to 40 years, Mr. Ewing’s estimated annual MCN Retirement Plan and SRP benefit would range from $280,000 to $360,000. This estimated benefit is computed on a straight-life annuity basis and is not subject to reduction for Social Security benefits.

MSBP. The benefits provided under the MSBP set a maximum target retirement benefit and are basically equal to 60% of average final compensation. This amount is then adjusted based on age at termination, years of service (actual service and awarded service) and payment option selected and is offset by the amount that is allowed to be paid under the Traditional Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer’s retirement plan (if awarded service has been granted), if applicable. Compensation used to calculate the benefits under the MSBP include base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan (“SVIP”). Subsequent to 2000, when the SVIP was eliminated, lump sums awarded under the Annual Incentive Plan, which replaced the SVIP, are not included in the MSBP calculation. However, as provided by the terms of the ESRP, for years beginning in 2001, compensation for purposes of the MSBP will include a deemed bonus amount equal to 10% of an executive’s base salary. The 2005 amounts of covered compensation for Messrs. Earley, Anderson, Buckler, and Meador were $1,183,000, $665,192, $577,423, and $501,500, respectively.

DC ESRP. Effective January 1, 2001, DTE implemented a defined-contribution approach to non-qualified supplemental retirement benefits under the DC ESRP. The DC ESRP provides that a benefit equal to 9% of base salary and annual incentive will be credited to a hypothetical account on behalf of eligible executives. The hypothetical account will grow based on the performance of the hypothetical investment elections under the plan, as directed by the participants. Vesting of the benefit under the DC ESRP occurs at a rate of 20% per year. Messrs. Earley, Anderson, Buckler, and Meador are 100% vested in the DC ESRP. If Messrs. Earley, Anderson, Buckler, and Meador meet the MSBP eligibility requirements at the time of retirement, they will have the option to choose to receive benefits under the MSBP or the DC ESRP.

Prior to the merger between DTE and MCN, Mr. Ewing participated in the MCN Energy Group Supplemental Death Benefit and Retirement Income Plan (“SDBRIP”). Under the terms of the merger agreement, Mr. Ewing was 100% vested in this benefit as of June 1, 2001. As of such date, the SDBRIP was terminated and the present value of Mr. Ewing’s benefit under that plan was transferred to the DC ESRP as a hypothetical opening account balance. Mr. Ewing is only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

SRP. The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code.

Years of Service. The plans require certain years of service before benefits under the plans vest with the individual. The Traditional Retirement Plan and SRP require 5 years of service. The MSBP requires an executive to be at least age 55 with 10 years of service. Under all plans, Messrs. Earley, Anderson, Buckler, and Meador have 12, 12, 32, and 9 actual years of service, respectively, and are, therefore, 100% vested in the Traditional Retirement Plan and the SRP. For purposes of calculating the benefit under the MSBP only, Messrs. Earley and Meador have 15 and 10 years, respectively, of additional awarded service. Messrs. Earley and Meador’s eligibility for the additional awarded service is subject to their meeting the eligibility requirements of that plan. The form of benefit shown in the table is the annual benefit under a straight-life annuity with 15 years’ payments guaranteed. Other actuarially equivalent forms of benefit are available under the Retirement Plan, SRP, MSBP and DC ESRP. Such benefits are not subject to any reductions for Social Security benefits.

The MCN Retirement Plan requires 5 years of service before benefits under the plan vest. Mr. Ewing has 34 years of service and is, therefore, 100% vested under both the MCN Retirement Plan and the SRP.

Equity Compensation Plan Information

The following table reflects information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2005.

	(a)	(b)	(c)

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))

Equity compensation plans approved by security holders	6,236,343	$41.31	6,270,941
Equity compensation plans not approved by security holders	0	0	0

TOTAL	6,236,343	$41.31	6,270,941

Miscellaneous Employment Matters

We have entered into Change-in-Control Severance Agreements with certain officers including Messrs. Earley, Anderson, Buckler, Ewing, and Meador. Generally, a change in control occurs, for purposes of these agreements, if we or our assets are acquired by another company or if we merge, consolidate or reorganize with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of the voting stock of the Company immediately prior to the change in control transaction. Certain other events, including significant acquisitions of our stock or changes in the Board, also constitute a change in control for purposes of these agreements.

The Change-in-Control Severance Agreements provide for severance compensation in the event that the officer’s employment is terminated (actually or constructively) within two years of a change in control of the Company. The severance amounts equal 300% of base salary plus annual bonus, assuming target performance goals for such year would be met. In addition, Messrs. Earley, Anderson, Buckler, and Meador would receive an additional two years of age and service credits for purposes of the MSBP or any successor plan, continued welfare benefits for two years or an equivalent cash payment and indemnification for any excise taxes. Those participants in the MSBP who meet certain age and service requirements would be eligible for an immediate benefit under the MSBP.

In addition, the Stock Incentive Plan and the LTIP provide that all options, restricted stock awards, performance shares and performance units will become exercisable or vested or will be earned (as applicable) upon a change in control. Although this acceleration provision appears in the Stock Incentive Plan and the LTIP, the excise tax indemnification provisions of the Change-in-Control Severance Agreements (for officers covered by such agreements) will apply to any excise taxes incurred as a result of the acceleration.

We have an irrevocable trust established to provide a source of funds to assist DTE along with its subsidiaries Detroit Edison, DTE Enterprises, Inc. (“DTE Enterprises”) and Michigan Consolidated Gas Company (“MichCon”) in meeting their obligations under the Change-in-Control Severance Agreements and certain other director and executive compensation plans described previously. DTE, along with its subsidiaries Detroit Edison, DTE Enterprises and MichCon may make contributions to the trust from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trust, these plans are not qualified or fully funded, and amounts on deposit in the trust are subject to the claims of DTE’s, Detroit Edison’s, DTE Enterprises’ and MichCon’s general creditors, as the case may be.

Other than the Change-in-Control Severance Agreements discussed above, the Company has not entered into any other employment agreements with the CEO or any of the other Named Executive Officers.

STOCK PERFORMANCE GRAPH

Comparison of Five Year Cumulative Shareholder Return
Value of $100 Invested December 31, 2000
(Includes Reinvested Dividends)

Company/Index	2000	2001	2002	2003	2004	2005

DTE ENERGY CO	$100.00	$113.01	$130.95	$117.29	$134.85	$141.28
S&P 500 INDEX	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75
S&P 500 ELECTRIC UTILITIES	$100.00	$83.22	$70.69	$87.71	$111.01	$130.62
S&P 500 MULTI-UTILITIES	$100.00	$22.18	$7.00	$9.82	$11.71	$13.70

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of companies’ common stock against the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and against either a published industry or line-of-business index or a group of peer issuers. The rules also require that if an index is selected that is different from the index used in the immediately preceding fiscal year, the total return must be compared with both the newly selected index and the index used in the prior year. In the past, DTE has chosen the S&P 500 Electric Utilities Index (“S&P 500 EUI”) for this comparison. However, effective April 29, 2005, Standard and Poor’s moved the Company into the Standard & Poor’s 500 Multi-Utilities Index (“S&P Multi-Utilities”). We believe that this index is an appropriate index to compare us with our competitors and have included both the S&P 500 EUI and the S&P Multi-Utilities in the graph. The graph assumes an initial investment of $100 on December 31, 2000 in our common stock, the S&P 500 Index, the S&P 500 EUI and the S&P Multi-Utilities.

2007 ANNUAL MEETING OF SHAREHOLDERS

Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board of Directors. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable after the date is fixed.

Shareholder Proposals and Nominations of Directors

For Inclusion In Proxy Statement. Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2007 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5 p.m. Detroit time on November 27, 2006.

For Matters to be Brought at the Meeting. If a shareholder intends to submit a matter other than by timely submitting the proposal to be included in the Proxy Statement, the shareholder must give timely notice in accordance with our Bylaws. To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be received no earlier than February 2, 2007 and no later than March 5, 2007.

Procedures for Submitting Proposals and Nominations. Any shareholder who wishes to (i) nominate a person for election to the Board, or (ii) propose other items of business at an annual meeting must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting. All notices must be received by the Corporate Secretary, 2000 Second Avenue, Room 2057 WCB, Detroit, Michigan 48226-1279. Any such notice must include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•	the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•	a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to make the nomination or propose the business specified in the notice.

In addition, our Bylaws require the following:

•	If a shareholder notice is nominating a person for election to the Board, the notice must also include:

•	a description of all arrangements or understandings pursuant to which the nomination is made;

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board; and

•	the signed consent of the nominee to serve as a director if elected.

•	If a shareholder notice is proposing any other items of business, the notice must also include as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest the shareholder has in the matter or the beneficial owner, if any, on whose behalf the proposal is made.

A shareholder must also comply with all the applicable requirements of the Exchange Act for shareholder proposals, including matters covered by SEC Rule 14a-8. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the proxy statement pursuant to SEC Rule 14a-8.

Proxies solicited by the Company for the 2007 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SOLICITATION OF PROXIES

We will pay the cost to solicit proxies. Directors and officers of DTE and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet, but no additional remuneration will be paid by the Company for the solicitation of those proxies. We paid $12,500 plus out-of-pocket expenses to Morrow & Co., Inc. to help distribute proxy materials and solicit votes in that same manner.

IMPORTANT

The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the Internet. If you do so now, we will be saved the expense of follow-up notices.

ANNEX A

DTE ENERGY COMPANY

2006 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSES

1.01.     General Purposes

The DTE Energy Company 2006 Long-Term Incentive Plan is intended to:

(a) assist the Company and its Subsidiaries in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Subsidiaries and to associate their interests with those of the Company and its shareholders; and

(b) permit the grant of Options qualifying as Incentive Stock Options and Options not so qualifying, the grant of Stock Awards, Performance Shares and Performance Units.

1.02.     Use of Proceeds

The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE II

DEFINITIONS

2.01.     Accounting Firm

Accounting Firm means the public accounting firm retained as the Company’s independent auditor as of the date immediately prior to the Change in Control, unless another firm is designated by the Committee.

2.02.     Administrator

Administrator means:

(a) the Board, with respect to awards made under this Plan to members of the Board who are not employees of the Company or a Subsidiary; and

(b) the Committee or the Chief Executive Officer of the Company to the extent responsibilities are delegated to him by the Committee under Article III with respect to awards made under this Plan to all other persons.

2.03.     Agreement

Agreement means a written agreement (including any amendment or supplement) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares, an award of Performance Units or an Option granted to the Participant.

2.04.     Board

Board means the Board of Directors of the Company.

2.05.     Capped Parachute Payments

Capped Parachute Payments means the largest amount of Parachute Payments that may be paid to a Participant without liability for any excise tax under Code Section 4999.

2.06.     Change in Control

Change in Control means the occurrence of any of the following events:

(a) The consummation of a transaction in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person (the “Surviving Entity”), and as a result of the transaction less than 55% of the combined voting power of the then-outstanding Voting Stock of the Surviving Entity immediately after the transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to the transaction;

(b) The consummation of a sale or transfer in which the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person (the “Acquiring Entity”), and as a result of the sale or transfer less than 55% of the combined voting power of the then-outstanding Voting Stock of the Acquiring Entity immediately after the sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or a Subsidiary) by the holders of Voting Stock of the Company immediately prior to the sale or transfer; or

(c) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.07.     Code

Code means the Internal Revenue Code of 1986, as amended.

2.08.     Committee

Committee means the Organization and Compensation Committee, or any other Board committee designated from time to time by the Board, provided that the Committee is composed solely of individuals who are “Non-Employee Directors,” as the term is used in Rule 16b-3 under the Exchange Act, and “Outside Directors,” as the term is used in Code Section 162(m) and the related Treasury Regulations.

2.09.     Common Stock

Common Stock means common stock of the Company.

2.10.     Company

Company means DTE Energy Company, a Michigan corporation, or any successor corporation.

2.11.     Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control results from a series of transactions, the Control Change Date is the date of the last transaction.

2.12.     Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

2.13.     Fair Market Value

Fair Market Value means, on the specified date, the average of the highest and lowest sales prices of Common Stock during normal business hours on the New York Stock Exchange, as reported by a source selected by the Committee. If, on the specified date, no share of Common Stock is traded, then Fair Market Value is determined as of the next preceding day that Common Stock was traded.

2.14.     Incentive Stock Option

Incentive Stock Option means an Option that satisfies the requirements of Code Section 422 and is intended by the Administrator to be an Incentive Stock Option.

2.15.     Net After Tax Amount

Net After Tax Amount means the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any state or local income taxes applicable to a Participant with respect to the payments as in effect for the year for which the determination is made. The determination of the Net After Tax Amount is made using the highest combined marginal rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year for which the determination is made.

2.16.     Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

2.17.     Parachute Payment

Parachute Payment means a payment described in Code Section 280G(b)(2) (without regard to whether the aggregate present value of such payments exceeds the limit prescribed by Code Section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment is determined under Code Section 280G and the related Treasury Regulations, or, in the absence of final regulations, the proposed Treasury Regulations under Code Section 280G.

2.18.     Participant

Participant means an employee of the Company or a Subsidiary, and any member of the Board, whether or not the Board member is an employee of the Company or a Subsidiary, who satisfies the requirements of Article IV and is selected by the Administrator to receive an award of Performance Shares, a Stock Award, an Option, or an award of Performance Units, in any combination.

2.19.     Performance Objectives

Performance Objectives means objectives stated with respect to:

(a) shareholder value growth based on stock price and dividends;

(b) customer price;

(c) customer satisfaction;

(d) growth based on increasing sales or profitability of one or more business units;

(e) performance against the companies in the Dow Jones Electric Utility Industry Group index, the companies in the S&P 500 Electric Utility Industry index, a peer group, or similar benchmark selected by the Committee;

(f) earnings per share growth;

(g) employee satisfaction;

(h) nuclear plant performance achievement;

(i) return on equity;

(j) economic value added;

(k) cash flow;

(l) earnings growth;

(m) diversity;

(n) safety;

(o) production cost; or

(p) any other performance measures selected by the Administrator.

Each Performance Objective may be stated with respect to the performance of the Company, a Subsidiary, or a division of the Company or a Subsidiary. Each Performance Objective is intended to be a “performance goal” as defined in the Treasury Regulations under Code Section 162(m).

2.20.     Performance Shares

Performance Shares means an award stated with reference to a specified number of shares of Common Stock determined by the Administrator that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, or shares of Common Stock, or a combination of cash and shares.

2.21.     Performance Units

Performance Units means an award of a specified number of units, determined by the Administrator, with a face amount of $1.00 per unit that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, shares of Common Stock, or a combination of cash and shares.

2.22.     Plan

Plan means the DTE Energy Company 2006 Long-Term Incentive Plan.

2.23.     Rule 16b-3

Rule 16b-3 means Rule 16b-3 under the Exchange Act.

2.24.     Stock Awards

Stock Award means Common Stock awarded to a Participant under Article VII.

2.25.     Subsidiary

Subsidiary means a corporation, partnership, joint venture, limited liability company, unincorporated association, or other entity in which the Company has a direct or indirect ownership or other equity interest.

2.26.     Voting Stock

Voting Stock means securities entitled to vote generally in the election of directors.

ARTICLE III

ADMINISTRATION

3.01.     Administrator; Terms of Awards

The Plan is administered by the Administrator. To the extent of its delegated authority, the Administrator has authority to grant Stock Awards, Performance Shares, Performance Units, and Options on terms that the Administrator considers appropriate and that are not inconsistent with the provisions of this Plan. The terms may include conditions in addition to the conditions in this Plan on the Participant’s ability to exercise all or any part of an Option or on the transferability or forfeitability of Stock Awards, or an award of Performance Shares or Performance Units. The Administrator may, in its discretion, supersede the terms of any Agreement and accelerate the time at which any Option may be exercised, Stock Awards may become transferable or non-forfeitable, or an award of Performance Shares or Performance Units may be settled, when determined by the Administrator to be equitably required. The Administrator may, in its discretion, suspend or waive the forfeiture of any award made under this Plan.

3.02.     Authority of Administrator

The Administrator has complete authority to:

(a) interpret all provisions of this Plan;

(b) adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan;

(c) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent the Administrator deems desirable;

(d) authorize any one of its number or any officer of the Company to execute and deliver documents on its behalf; and

(e) make all other determinations necessary or advisable for the administration of this Plan.

The express grant in the Plan of any specific power to the Administrator does not limit any power or authority of the Administrator. Any decision made or action taken by the Administrator in connection with the administration of this Plan is final and conclusive. The Administrator, any member of the Board or Committee, or the Chief Executive Officer of the Company is not liable for any act done in good faith with respect to this Plan or any Agreement, Option, or Stock Award, Performance Shares, or Performance Units. All expenses of administering this Plan are borne by the Company.

3.03.     Delegation

The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time. However, any revocation or amendment of a delegation does not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

ELIGIBILITY

4.01.     General Eligibility

Except as limited by Section 4.02, any employee of the Company or a Subsidiary (including an entity that becomes a Subsidiary after the adoption of this Plan) or any member of the Board, whether or not the Board member is employed by the Company or a Subsidiary, is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that the person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary.

4.02.     Limited Eligibility for Incentive Stock Options

Incentive Stock Options may be granted only to persons who are employees of the Company or a “subsidiary,” as defined in Code Section 424(f), on the date of grant.

ARTICLE V

COMMON STOCK SUBJECT TO PLAN

5.01.     Common Stock Issued or Delivered

Common Stock to be delivered by the Company under a Stock Award, in settlement of an award of Performance Shares or Performance Units, or by exercise of an Option to a Participant (or the Participant’s successor in interest or personal representative or, if the Participant so directs, broker) will be:

(a) from the Company’s authorized but unissued Common Stock; or

(b) outstanding Common Stock acquired by or on behalf of the Company in the name of a Participant (or the Participant’s successor in interest, personal representative or broker); or

(c) a combination of (a) and (b).

5.02.     Maximum Shares Available

(a) Aggregate Limit
No more than 9,000,000 shares of Common Stock may be issued or acquired and delivered under this Plan through the exercise of Options, the grant of Stock Awards, and the settlement of Performance Shares and Performance Units. This maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is subject to adjustment under Article X. The actual number of shares of Common Stock issued or acquired and delivered under the Plan is determined under Section 5.03.

(b) Limit on Full Value Awards The total of:

(i) the number of shares of Common Stock subject to Stock Awards and Performance Shares granted under the Plan (whether or not the Performance Shares ultimately are settled in cash); plus

(ii) the number of shares of Common Stock equal in value (as of the date of grant) to the value of Performance Units granted under the Plan cannot exceed 50% of the total number of shares of Common Stock authorized for issuance or delivery under this Plan under Section 5.02(a). If a portion of a Stock Award, award of Performance Shares, or award of Performance Units is forfeited, the number of shares of Common Stock subject to the forfeited portion of the Stock Award or Performance Shares, and the number of shares equal in value (as of the date of grant) to the value of the forfeited portion of the Performance Units will again be available for purposes of the limit described in this Section 5.02(b).

5.03.     Reallocation of Shares

(a) Termination of Award
If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares allocated to the termination Option or termination portion may be reallocated to other Options, Performance Shares, Performance Units and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If a Stock Award is forfeited, in whole or in part, for any reason, the number of shares of Common Stock allocated to the terminated Stock Award or terminated portion may be reallocated to other Options, Performance Shares, Performance Units and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Shares is terminated, in whole or in part, for any reason other than its settlement with cash, shares of Common Stock, or a combination of cash and shares, the number of shares allocated to the terminated Performance Share award or termination portion may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Units is terminated, in whole or in part, for any reason other than its settlement with shares of Common Stock, the number of shares allocated to the Performance Unit award or portion thereof may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

(b) Payment in Common Stock
Upon full or partial payment of any Option price or satisfaction of tax withholding obligations by transfer or relinquishment to the Company of Common Stock that would otherwise be issued or delivered under the Plan, or any other payment or benefit realized under the Plan by the transfer or relinquishment of Common Stock that would otherwise be issued or delivered under the Plan, the shares of Common Stock transferred or relinquished will be treated as issued or delivered under the Plan and subject to the limits in Section 5.02.

ARTICLE VI

OPTIONS

6.01.     Terms of Award

The Administrator will designate each individual to whom an Option is to be granted. The Agreement for the Option will specify:

(a) the number of shares of Common Stock covered by the award, subject to Section 6.02;

(b) the exercise price of the Option, subject to Section 6.03;

(c) the earliest date when the Option can be exercised, subject to Section 6.04;

(d) the maximum exercise period of the Option, subject to Section 6.05;

(e) whether the Option is transferable as permitted under Section 6.07;

(f) any specific terms regarding exercise of the Option permitted under Section 6.09; and

(g) any specific terms regarding payment permitted under Section 6.10.

6.02.     Maximum Number of Shares

No Participant may be granted Options in any calendar year covering more than 500,000 shares of Common Stock.

6.03.     Option Price

The price per share for shares of Common Stock purchased on the exercise of an Option will be determined by the Administrator on the date of grant and cannot be less than the Fair Market Value on the date the Option is granted.

6.04.     Earliest Exercise Date

The earliest date on which the Participant may exercise an Option will be determined by the Administrator on the date of grant. However, the Administrator may not permit a Participant to exercise any Options covered by the Agreement earlier than as follows:

(a) before one year after the date the Options were granted, no Options may be exercised;

(b) at least one year after and before two years after the date the Options were granted, Options for 1/3 of the shares covered by the Agreement may be exercised;

(c) at least two years after and before three years after the date the Options were granted, Options for 2/3 of the shares covered by the Agreement may be exercised; and

(d) at least three years after the date the Options were granted, Options for all of the shares covered by the Agreement may be exercised.

6.05.     Maximum Option Period

The maximum period in which an Option may be exercised will be determined by the Administrator on the date of grant. However, no Option is exercisable more than 10 years after the date the Option was granted.

6.06.     Non-transferability

Except as provided in Section 6.07, each Option granted under this Plan is non-transferable except by will or by the laws of descent and distribution. Except as provided in Section 6.07, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option is liable for, or subject to, any lien, obligation, or liability of the Participant.

6.07.     Transferable Options

If the Agreement provides, an Option that is not an Incentive Stock Option may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of an Option transferred under this Section is bound by the same terms and conditions that governed the Option during the period that it was held by the Participant, except this Section 6.07. The transferee may not transfer the Option except by will or the laws of descent and distribution.

6.08.     Status as Employee or Director

For purposes of determining the applicability of Code Section 422 (relating to Incentive Stock Options), or if the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

6.09.     Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at times and in compliance with requirements as the Administrator determines. However, Incentive Stock Options (granted under the Plan and all plans of the Company and its subsidiary corporations, as those terms are defined in Code Section 424) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option does not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.10.     Payment of Option Price

Subject to rules established by the Administrator and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in:

(a) cash or a cash equivalent acceptable to the Administrator; or

(b) unrestricted shares of Common Stock previously acquired by the Participant and, if those shares were acquired from the Company, that have been held by the Participant for at least six months.

If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalents and the Fair Market Value (determined as of the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised. Payment in “cash” or “cash equivalents” includes delivery of cash or cash equivalents by a broker under a “cashless exercise” arrangement at the time of exercise or following the sale of shares to which the exercise relates. Any shares of Common Stock used to pay any part of the Option price will not be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

6.11.     Shareholder Rights

No Participant has any rights as a shareholder with respect to shares subject to the Participant’s Option until the date the Option is exercised.

6.12.     Disposition of Shares

A Participant will notify the Company of any sale or other disposition of shares acquired under an Option that was an Incentive Stock Option if the sale or disposition occurs:

(a) within two years of the grant of the Option; or

(b) within one year of the issuance of shares to the Participant.

The notice must be in writing and directed to the Corporate Secretary of the Company.

6.13.     Restriction on Repricing Options

Without prior shareholder approval:

(a) the Administrator may not authorize the amendment of any outstanding Option to reduce the Option price; or

(b) an Option cannot be cancelled and replaced with new awards having a lower Option price, where the economic effect would be the same as reducing the Option price of the Option.

6.14.     Incentive Stock Options

No Option that is intended to be an Incentive Stock Option is invalid for failure to qualify as an Incentive Stock Option.

ARTICLE VII

STOCK AWARDS

7.01.     Award

The Administrator will designate each individual to whom a Stock Award is to be made. The Agreement for the Stock Award will specify:

(a) the number of shares of Common Stock covered by the award, subject to Section 7.02;

(b) when the Stock Award vests, subject to Section 7.03; and

(c) any Performance Objectives to which the Stock Award is subject, as described in Section 7.04.

7.02.     Maximum Number of Shares

No Participant may receive Stock Awards in any calendar year for more than 150,000 shares of Common Stock.

7.03.     Vesting

The Administrator, on the date of the award, may prescribe that a Participant’s rights in a Stock Award will be forfeitable or otherwise restricted for a period of time. The Administrator generally may not provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than three years after the date of the award. However, in special situations, such as awards to newly hired Participants or Participants reasonably expected to retire in less than three years, the Administrator may provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted as early as one year after the date of the award.

7.04.     Performance Objectives

In addition to any vesting of a Stock Award imposed under Section 7.03, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on Performance Objectives. In cases where a Stock Award will become non-forfeitable and transferable only upon the attainment of Performance Objectives and satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, then the shares subject to the Stock Award will become non-forfeitable and transferable only to the extent that the Committee certifies that the Performance Objectives have been attained.

7.05.     Status as Employee or Director

If the terms of any Stock Award provide that shares become transferable and non-forfeitable only after completion of a specified period of employment or Board service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

7.06.     Shareholder Rights

Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted under the Stock Award may be forfeited or are non-transferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares. However, during that period:

(a) a Participant may not sell, transfer, pledge, exchange or otherwise dispose of shares granted under a Stock Award;

(b) the Company will retain custody of the certificates evidencing shares granted under a Stock Award; and

(c) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award.

After the shares granted under the Stock Award are transferable and no longer forfeitable, the above limitations will not apply. The Company will deliver to the Participant certificates evidencing shares of Common Stock subject to the award as soon thereafter as possible.

ARTICLE VIII

PERFORMANCE SHARE AWARDS

8.01.     Award

The Administrator will designate each individual to whom an award of Performance Shares is to be made. The Agreement for the award of Performance Shares will specify:

(a) the number of shares of Common Stock covered by the award, subject to Section 8.02;

(b) when the Performance Shares vest, subject to Section 8.03;

(c) any Performance Objectives to which the Performance Shares are subject, as described in Section 8.04;

(d) any shareholder rights granted to the Participant under Section 8.06; and

(e) whether the Performance Shares are transferable under Section 8.08.

8.02.     Maximum Number of Shares

No Participant may receive awards of Performance Shares in any calendar year for more than 300,000 shares of Common Stock (based on the maximum possible payout under the awards).

8.03.     Vesting

The Administrator, on the date of the grant, may prescribe that a Participant’s rights in Performance Shares will be forfeitable for a period of time. However, the Administrator may not provide that the Participant’s rights in Performance Shares become non-forfeitable earlier than one year after the date of the award.

8.04.     Performance Objectives

The Administrator, on the date of the grant of an award, may prescribe that all or a portion of the Performance Shares will be earned, and the Participant will be entitled to receive a payment under the award of Performance Shares, only upon the satisfaction of Performance Objectives during a performance measurement period of at least one year, or other criteria prescribed by the Administrator. With respect to Performance Shares that will be earned only upon satisfaction of Performance Objectives, and as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Shares only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

8.05.     Payment

In the discretion of the Administrator, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common Stock. A fractional share of Common Stock is not deliverable when an award of Performance Shares is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Shares that has been earned will be settled.

8.06.     Shareholder Rights

No Participant, as a result of receiving an award of Performance Shares, has any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled in shares of Common Stock. After an award of Performance Shares is earned and settled in shares, a Participant will have all the rights of a shareholder as described in Section 7.06. However, the Administrator may provide in an Agreement that the recipient of a Performance Share award is entitled to dividend equivalents with respect in the award, payable at the time or times, and on the terms, specified in the Agreement.

8.07.     Non-Transferability

Except as provided in Section 8.08, Performance Shares granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Shares is liable for, or subject to, any lien, obligation, or liability of such Participant.

8.08.     Transferable Performance Shares

If the Agreement provides, an award of Performance Shares may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of Performance Shares transferred pursuant to this Section is bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant, except this Section 8.08. The transferee may not transfer Performance Shares except by will or the laws of descent and distribution.

8.09.     Status as Employee or Director

If the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

ARTICLE IX

PERFORMANCE UNITS

9.01.     Award

The Administrator will designate each individual to whom an award of Performance Units is to be made. The Agreement for the award of Performance Units will specify:

(a) the number of Performance Units covered by the award, subject to Section 9.02;

(b) when the Performance Units vest, subject to Section 9.03;

(c) the Performance Objectives to which the Performance Units are subject, as described in Section 9.04; and

(d) whether the Performance Shares are transferable under Section 9.07.

9.02.     Maximum Number of Units

No Participant may receive an award of more than 1,000,000 Performance Units in any calendar year.

9.03.     Vesting

The Administrator, on the date of the award, may prescribe that a Participant’s rights in Performance Units will be forfeitable for a period of time. However, the Administrator may not provide that the

Participant’s rights in Performance Units become non-forfeitable earlier than one year after the date of the award.

9.04.     Performance Objectives

The Administrator, on the date of grant of an award, will prescribe that all or a portion of the Performance Units will be earned and the Participant will be entitled to receive a payment under the award of Performance Units, only upon the satisfaction of Performance Objectives and other criteria prescribed by the Administrator during a performance measurement period of at least one year. With respect to Performance Units as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Units only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

9.05.     Payment

In the discretion of the Administrator, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common Stock. A fractional share of Common Stock is not deliverable when an award of Performance Units is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Units that has been earned will be settled.

9.06.     Non-Transferability

Except as provided in Section 9.07, Performance Units granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an award of Performance Units is liable for, or subject to, any lien, obligation, or liability of such Participant.

9.07.     Transferable Performance Units

If provided in an Agreement, an award of Performance Units may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions as may be permitted under Rule 16b-3. The holder of Performance Units transferred under this Section is bound by the same terms and conditions that governed the Performance Units during the period that it was held by the Participant, except this Section 9.07. The transferee may not transfer the Performance Units except by will or the laws of descent and distribution.

9.08.     Status as Employee or Director

If the terms of an award of Performance Units provide that a payment will be made only if the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons will not be deemed interruptions of continuous employment or Board service.

9.09.     Shareholder Rights

No Participant, as a result of receiving an award of Performance Units, has any rights as a shareholder of the Company or any Subsidiary on account of the award.

ARTICLE X

ADJUSTMENT UPON CHANGE IN COMMON STOCK

10.01.     Equitable Adjustments

(a) Events Resulting in Adjustments
If any of the following events occurs, the Company will make the adjustments described in Section 10.01(b):

(i) the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares;

(ii) the Company engages in any transaction to which Section 424 of the Code applies; or

(iii) there occurs any other event that, in the judgment of the Committee, necessitates adjustments.

(b) Adjustments
To the extent the Committee determines adjustment is equitably required, the Committee will adjust the following, subject to Section 10.01(c):

(i) the maximum number and kind of shares as to which Options, Stock Awards, Performance Shares, and Performance Units may be granted;

(ii) the terms of outstanding Stock Awards, Options, Performance Shares, Performance Units; and

(iii) the per individual limitations on the number of shares of Common Stock for which Options, Performance Shares, Performance Units and Stock Awards may be granted.

(c) Limitation on Adjustments
The Committee in its sole discretion may elect not to adjust Performance Objectives under any award if it determines that the adjustment would cause the award to cease to qualify as performance-based compensation under Code Section 162(m).

(d) Replacement of Awards
The Committee may provide for the replacement of any outstanding awards under the Plan (or any portion of any award) with alternative consideration (including, without limitation, cash) as the Committee in good faith determines to be equitable under the circumstances. The Committee may require, in connection with any replacement, the surrender of all awards so replaced.

(e) Authority of Committee
Any determination, adjustment, or replacement made by the Committee under this Section 10.01 is final and conclusive.

10.02.     Affect of Issuance of Stock

No adjustments described in Section 10.01(b) will be made as a result of the issuance by the Company of stock of any class or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe for the stock or securities, or upon conversion of stock or obligations of the Company convertible into stock or other securities.

10.03.     Substitution of Awards

The Committee may make Stock Awards and may grant Options, Performance Shares, and Performance Units in substitution for performance shares, phantom shares, stock awards, stock options, or similar awards held by an individual who becomes an employee or director of the Company or a Subsidiary in connection with a transaction described in Section 10.01(a). Subject to the requirements of Section 5.02, the terms of the substituted Stock Awards, Options, Performance Shares or Performance Units will be as the Committee, in its discretion, determines appropriate.

ARTICLE XI

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

11.01.     Required Compliance

No Option will be exercisable, no shares of Common Stock will be issued, no certificates for shares of Common Stock will be delivered, and no payment will be made under this Plan except in compliance with:

(a) all applicable Federal and state laws and regulations (including, without limitation, withholding tax requirements);

(b) any listing agreement to which the Company is a party; and

(c) the rules of all domestic stock exchanges on which the Company’s shares may be listed.

The Company has the right to rely on an opinion of its counsel as to compliance with the above.

11.02.     Legends on Stock Certificates

Any stock certificate issued to evidence shares of Common Stock:

(a) when a Stock Award is granted;

(b) when a Performance Share or Performance Unit is settled; or

(c) for which an Option is exercised

may bear legends and statements the Administrator deems advisable to assure compliance with Federal and state laws and regulations.

11.03.     Prior Regulatory Approval

Until the Company has obtained any consent or approval deemed advisable by the Administrator from regulatory bodies having jurisdiction over the Plan:

(a) no Option will be exercisable;

(b) no Stock Award, Performance Shares or Performance Units will be granted;

(c) no shares of Common Stock will be issued;

(d) no certificate for shares of Common Stock will be delivered; and

(e) no payment will be made

under this Plan.

ARTICLE XII

CHANGE IN CONTROL PROVISIONS

12.01.     Effect on Awards

Subject to Section 13.09, the following provisions govern the treatment of outstanding awards under this Plan upon a Change in Control:

(a) Options
Each outstanding Option is fully exercisable (in whole or in part at the discretion of the holder) on and after a Control Change Date.

(b) Stock Awards
Each outstanding Stock Award is transferable and non-forfeitable on and after a Control Change Date without regard to whether any Performance Objectives or other conditions to which the award is subject have been met.

(c) Performance Shares
Each outstanding Performance Share award is earned as of a Control Change Date and will be settled as soon thereafter as practicable. If an award is based only on criteria other than Performance Objectives (such as continued service), the award is earned in full. If an award is earned on the basis of Performance Objectives, the amount earned is the greater of the amount that would have been payable on attainment of:

(i) target levels of performance; or

(ii) actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance.

(d) Performance Units
All outstanding Performance Units are earned as of a Control Change Date and will be settled as soon thereafter as possible. The amount earned with respect to each award of Performance Units is the greater of the amount that would have been payable on attainment of:

(i) target levels of performance; or

(ii) actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance.

12.02.     Conversion of Options and Stock Awards

(a) Continuation of Plan
If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt and maintain the Plan and to adopt and maintain all outstanding Option and Stock Award Agreements under the existing terms of the Agreement. Equitable adjustments will be made to all outstanding Option and Stock Award Agreements to reflect the Fair Market Value of the Common Stock as of the day before the Control Change Date and to substitute Common Stock subject to Agreements with comparable common stock of the Surviving Entity or Acquiring Entity.

(b) Substitution of Plan
If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt a comparable equity compensation plan and grant new Options and Stock Awards under that plan in substitution for outstanding Options and Stock Awards under this Plan. The fair market value of the common stock of the Surviving Entity or Acquiring Entity subject to the substituted Options and Stock Awards will not be less than the Fair Market Value of the Common Stock subject to outstanding Options and Stock Awards under this Plan as of the day before the Control Change Date.

12.03.     Settlement of Awards

(a) Options
If the Change in Control is described in Section 2.06(a) or (b) and outstanding Options under this Plan are not converted under Section 12.02, each Participant with an outstanding Option will be paid, for each share of Common Stock for which the Participant holds an outstanding Option, the excess, if any, of the Fair Market Value of the Common Stock as of the day before the Control Change Date over the exercise price of the Option.

(b) Stock Awards
If the Change in Control is described in Section 2.06(a) or (b) and outstanding Stock Awards under this Plan are not converted under Section 12.02, each Participant with a Stock Award will be paid, for each share of Common Stock subject to an outstanding Stock Award, the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(c) Performance Shares
For purposes of Section 12.01(c), Performance Shares will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(d) Performance Units
For purposes of Section 12.01(d), Performance Units will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

12.04.	Qualified Termination Before Qualified Change-in-Control

(a) Status as of Change in Control
If an Eligible Executive experiences a Qualified Termination, the Eligible Executive will be treated as if a Change in Control occurred the day before the date of the Eligible Executive’s Qualified Termination.

(b) Eligible Executive
For purposes of this Section 12.04, an “Eligible Executive” is a Participant who has an effective Change in Control Severance Agreement with the Company at the time of the Participant’s Qualified Termination.

(c) Qualified Termination
For purposes of this Section 12.04, a Qualified Termination is the Eligible Executive’s involuntary termination that entitles the Eligible Executive to benefits under the Eligible Executive’s Change in Control Severance Agreement, but only if:

(i) the Executive’s involuntary termination occurs during a Severance Period (as defined in the Eligible Executive’s Change in Control Severance Agreement) resulting from a change in control event under the Change in Control Severance Agreement that precedes and is anticipatory of a second change in control event under the Change in Control Severance Agreement (the “Qualified Severance Period”); and

(ii) the Executive’s involuntary termination occurs before a Qualified Change-in-Control occurs under this Plan.

(d) Qualified Change-in-Control
For purposes of this Section 12.04, a Qualified Change-in-Control under this Plan is a Change in Control that:

(i) occurs after the Eligible Executive’s Qualified Termination; and

(ii) occurs before the end of the Qualified Severance Period; and

(iii) is the consummation of the anticipatory event that resulted in the Eligible Executive’s Qualified Severance Period.

(e) Computation
The outstanding Options held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Options exercised by the Eligible Executive after the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Stock Awards held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Stock Awards that became transferable and non-forfeitable because of the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Performance Shares held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Shares.

The outstanding Performance Units held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Units.

ARTICLE XIII

GENERAL PROVISIONS

13.01.     Effect on Employment and Service

The adoption of this Plan, the operation of this Plan, or any document describing or referring to this Plan (or any part of this Plan) does not:

(a) confer on any individual the right to continue in the employ or service of the Company or a Subsidiary; or

(b) in any way affect any right and power of the Company or a Subsidiary to terminate the employment or service of any individual at any time with or without a reason.

13.02.     Unfunded Plan

The Plan is unfunded. The Company is not required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan is based solely on contractual obligations created under this Plan. No obligation of the Company under this Plan is secured by any pledge of, or other encumbrance on, any property of the Company.

13.03.     Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience. The reference to any statute, regulation, or other provision of law refers to any amendment to or successor of the provision.

13.04.     Restrictions on Transfer of Shares Issued or Delivered

(a) Company’s Right of First Refusal
An Agreement may provide that the Company has reserved a right of first refusal to purchase the Common Stock acquired on exercise of Options or under a Stock Award or award of Performance Shares or Performance Units at a price equal to the Fair Market Value per share repurchased determined as of the day preceding the day the Company notifies the Participant of its intention to repurchase the shares. If the Company reserves this right, the Participant must comply with the terms of the Agreement and any procedures established by the Administrator prior to any disposition of Common Stock acquired under the Agreement. The Company will have a maximum of five days following the date on which Participant is required to notify the Company of the Participant’s intent to dispose of the Common Stock to advise the Participant whether the Company will purchase the Common Stock.

(b) Additional Restrictions
An Agreement may provide that the shares of Common Stock to be issued or delivered on exercise of an Option or in settlement of an award of Performance Shares or Performance Units or the shares of Common Stock subject to a Stock Award that are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Article VII are subject to additional restrictions on transfer.

13.05.     Effect of Acceptance of Award

By accepting an award under the Plan, a Participant and the Participant’s successor in interest or personal representative is conclusively deemed to have indicated acceptance or ratification of, and consent to, any action taken under the Plan by the Company or the Administrator.

13.06.     Governing Law

The provisions of this Plan will be interpreted and construed in accordance with the laws of the State of Michigan, other than its choice-of-law provisions.

13.07.     Coordination with Other Plans

Participation in the Plan does not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company or any Subsidiary. Treatment of any income realized as a result of the exercise, vesting, or settlement of awards under the Plan for purposes of any Company-sponsored or Subsidiary-sponsored employee pension benefit plan, insurance or other employee benefit programs will be governed by the terms of the other plans or programs.

13.08.     Tax Withholding

If required by law, the Company will withhold or cause to be withheld Federal, state and/or local income and employment taxes in connection with the exercise, vesting or settlement of an award under the Plan. Unless otherwise provided in the applicable Agreement, each Participant may satisfy any required tax withholding by any of the following means in any combination:

(a) a cash payment;

(b) delivery to the Company of a number of shares of Common Stock previously acquired by the Participant having a Fair Market Value, on the date the tax liability first arises, equal to the tax liability being paid and, if the shares were acquired from the Company, that have been held by the Participant for at least six months; or

(c) by authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant under the exercise, vesting or settlement of an award, the number of shares of

Common Stock having a Fair Market Value, on the date the tax liability first arises, equal to the minimum statutory withholding required for the Participant based on applicable law.

Any Common Stock delivered to the Company by the Participant or withheld from Common Stock otherwise issuable to the Participant to satisfy any required tax withholding will not be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

If the amount required is not paid, the Company may refuse to issue or deliver shares or cash under the award.

13.09.     Limitation on Benefits

(a) Purpose of Benefit Limitation
Benefits, payments, accelerated vesting and other rights under this Plan may constitute Parachute Payments subject to the “golden parachute” rules of Code Section 280G and the excise tax under Code Section 4999. It is the Company’s intention to reduce any Parachute Payments if, and only to the extent that, a reduction will allow the affected Participant to receive a greater Net After Tax Amount than the Participant would receive absent a reduction. This Section 13.09 describes how the Company’s intent will be effected.

(b) Determination of Parachute Payment Amount
The Accounting Firm will first determine the amount of any Parachute Payments payable to a Participant. The Accounting Firm will also determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments. The Accounting Firm will next determine the amount of the Participant’s Capped Parachute Payments. Finally, the Accounting Firm will determine the Net After Tax Amount attributable to the Participant’s Capped Parachute Payments.

(c) Amount Paid to Participant
That Participant will receive the total Parachute Payments unless the Accounting Firm determines that the Capped Parachute Payments will yield a higher Net After Tax Amount. In that case that Participant will receive the Capped Parachute Payments. If a Participant receives Capped Parachute Payments, the Participant’s benefits, payments, accelerated vesting or other rights under this Plan will be adjusted, if at all, as determined in the sole discretion of the Committee. The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Parachute Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

(d) Adjustment of Amount Paid
As a result of any uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determination under this Section 13.09, it is possible that amounts will have been paid, vested, earned or distributed that should not have been paid, vested, earned or distributed under this Section 13.09 (“Overpayments”), or that additional amounts should be paid, vested, earned, or distributed under this Section 13.09 (“Underpayments”).

(i) Overpayment
If the Accounting Firm determines, based on either controlling precedent, substantial authority, or the assertion of a deficiency by the Internal Revenue Service against a Participant or the Company which the Accounting Firm believes has a high probability of success, that an Overpayment has been made, then the Participant is required to:

(A) pay the Company upon demand the sum of the Overpayment plus interest on the Overpayment at the prime rate provided in Code Section 7872(f)(2) from the date of the Participant’s receipt of the Overpayment until the date of repayment; or

(B) agree to other arrangements that the Committee determines to be equitable in the circumstances.

The Participant will be required to make the repayment or agree to other arrangements, if, and only to the extent, that the repayment or other arrangement would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(ii) Underpayment
If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination. The Company will:

(A) pay the Participant the sum of the Underpayment plus interest on the Underpayment at the prime rate provided in Code Section 7872(f)(2) from the date the Underpayment should have been paid until actual payment; or

(B) take other action the Committee determines to be equitable in the circumstances.

(e) Determinations by Accounting Firm
All determinations made by the Accounting Firm under this Section 13.09 are binding on the Participant and the Company. The determinations must be made as soon as practicable but no later than 30 days after a Control Change Date.

(f) Exclusion from Benefit Limitation
This Section 13.09 does not apply to any Participant entitled to an indemnification of excise taxes incurred under Code Section 4999, by a Change in Control Severance Agreement or other arrangement or agreement with the Company, with respect to Parachute Payments otherwise subject to limitation under this Section 13.09.

ARTICLE XIV

AMENDMENT

14.01.     Authority to Amend

The Board may amend this Plan from time to time or terminate it at any time. However, no material amendment to the Plan may become effective until shareholder approval is obtained. Material amendments to the Plan include, but are not limited to, amendments that (a) increase the aggregate number of shares of Common Stock that may be issued or delivered under the Plan (other than an increase solely to reflect a reorganization, stock split, merger, spinoff or similar transaction), or (b) permit the exercise of an Option at an Option price less than the Fair Market Value on the date of grant of the Option.

14.02.     Participants’ Rights

No amendment or termination may, without a Participant’s consent, adversely affect the rights of the Participant under any Option, any Stock Award, or any award of Performance Shares or Performance Units outstanding at the time the amendment is made or the termination occurs.

ARTICLE XV

DURATION OF PLAN

No Option, Stock Award, Performance Shares, or Performance Units may be granted under this Plan more than 10 years after the earlier of the adoption of the Plan by the Board or the Plan’s approval by the Company’s shareholders. Options, Stock Awards, Performance Shares, and Performance Units granted before that date remain valid in accordance with the terms of their Agreements.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

Options, Performance Shares and Performance Units may be granted under this Plan upon its adoption by the Board. However, Options granted under this Plan may not be exercised, Performance Shares and Performance Units granted under this Plan cannot be settled in Common Stock or Cash, and Stock Awards cannot be issued under this Plan until the Plan is approved by the Company’s shareholders at the Company’s 2006 annual meeting of shareholders.

DTE Energy Company Annual Meeting of Shareholders

Thursday, April 27, 2006 at 10:00 a.m

Please note that a state-issued picture I.D. or passport will be required for admittance to the meeting.

DTE Energy Parking

DTE Energy

Cass Tech. High
Fisher Fwy. Southbound I-75
Fisher Fwy. Northbound I-75
Grand River Exit
Southbound Lodge Fwy. (US 10)
Northbound Lodge Fwy. (US 10)
Employee Parking
Grand River Ave.
MGM construction
Elizabeth
DTE Energy
Customer Office Parking
Beech
Detroit Edison Plaza
Reserved for Shareholder Parking
Plaza Drive
construction
Bagley Exit
Bagley
Second
First
Cass
Michigan Ave.
Third
Abbott
Washington Blvd.
Southbound I-375
Northbound I-375
I-75
N
Jefferson
LEGEND
DTE ENERGY COMPLEX
RESERVED FOR SHAREHOLDER PARKING
X ENTRANCE 660 PLAZA DRIVE
CLOSED STREET

Anthony F. Earley, Jr.
Chairman and Chief Executive Officer
DTE Energy Company
2000 2nd Ave, Detroit, MI 48226-1279
Tel: 313 235 8600
March 20, 2006
Dear Fellow Shareholder:
As a Savings and Stock Ownership Plan participant, you own shares of DTE Energy common stock and you are entitled to direct Fidelity Management Trust Company to vote on your behalf at the April 27 Annual Meeting of the DTE Energy Company common stock shareholders. Use the enclosed form to show how you would like Fidelity to vote.
Shareholders will be voting on three issues at the April meeting. They will be asked to elect five members to the Company’s Board of Directors; approve the adoption of the DTE Energy Company Long-Term Incentive Plan; and ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2006.
By completing the voting form enclosed, you will be participating in an important decision-making process. If you do not complete the form, your shares will not be voted.
Please take the time to review the instructions provided, complete the form, and return it in the enclosed envelope.
Sincerely,
Enclosure

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/dte		1-866-214-3791

• Go to the Web site address listed above. • Have your voting instruction form ready. • Follow the simple instructions that appear on your computerscreen.	OR	• Use any touch-tone telephone. • Have your voting instruction form ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your voting instruction form. • Detach your voting instruction form. • Return your voting instruction form in the postage-paid envelope provided.
Internet and telephone votes must be received by 5:00 pm, Eastern Time, on Monday, April 24, 2006 to be counted in the final tabulation.

ELECTRONIC DELIVERY OF ANNUAL MEETING MATERIALS
DTE Energy offers you the option of viewing your annual meeting notices, proxy statements, proxy cards and annual reports over the Internet. To sign up for electronic delivery, follow the instructions above for voting using the Internet and, when prompted, indicate that you consent to electronic delivery. You may also enroll by visiting https://www.giveconsent.com/dte and follow the instructions provided. Your consent will remain in effect until you revoke it at this Web site or your e-mail address is no longer valid.

 DETACH VOTING INSTRUCTION FORM HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
☐

Mark, sign, date and return the
voting instruction form promptly	☒
using the enclosed envelope.	Votes must be indicated
(x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS:

FOR		WITHHOLD
ALL	☐	FOR ALL	☐	EXCEPTIONS*	☐

Nominees:	01-Alfred R. Glancy III, 02-John E. Lobbia, 03-Eugene A. Miller, 04-Charles W. Pryor, Jr., 05-Joe W. Laymon

*To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below.
Exceptions ____________________________________

		FOR	AGAINST	ABSTAIN

2.	TO APPROVE THE ADOPTION OF THE DTE	☐	☐	☐
ENERGY COMPANY 2006 LONG-TERM
INCENTIVE PLAN

3.	INDEPENDENT REGISTERED PUBLIC	☐	☐	☐
ACCOUNTING FIRM
Deloitte & Touche LLP

To change your address, please mark this box and indicate the change on the reverse side.				☐

To include any comments, please mark this box and comment on the reverse side.				☐

(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should be written even if signed by only one.)

Date Signature	Signature

DTE ENERGY COMPANY	Confidential Voting Instructions

     As a participant in the DTE Energy Company Savings & Investment Plan, by signing on the other side, I hereby direct Fidelity Management Trust Company, as Trustee for the DTE Energy Company Savings & Investment Plan, to vote all shares of Common Stock of DTE Energy Company represented by my proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 27, 2006, and at all adjournments thereof, upon the matters set forth on the reverse side and upon such other matters as may come before the meeting.
     The Trustee is directed to vote as specified on the reverse. If you return this form properly signed but do not otherwise specify, your shares will be voted FOR the proposals specified on the reverse side. If you do not sign and return this form, or vote by telephone or Internet, the shares credited to your account will not be voted by the Trustee.
     This voting instruction form is sent to you on behalf of the Board of Directors of DTE Energy Company. Please complete this form on the reverse side, sign your name exactly as it appears, and return it in the enclosed envelope.
     Only the Trustee can vote your shares, and the Trustee only votes shares for which the Trustee has received a signed voting instruction form. Your shares cannot be voted in person at the Annual Meeting. How you vote these shares is confidential. The Trustee will not disclose how you have instructed the Trustee to vote.
Record Vote and Sign on Reverse Side.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/dte		1-866-214-3791

• Go to the Web site address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computerscreen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.
Internet and telephone votes must be received by 5:00 pm, Eastern Time, on Wednesday, April 26, 2006 to be counted in the final tabulation.

ELECTRONIC DELIVERY OF ANNUAL MEETING MATERIALS
DTE Energy offers you the option of viewing your annual meeting notices, proxy statements, proxy cards and annual reports over the Internet. To sign up for electronic delivery, follow the instructions above for voting using the Internet and, when prompted, indicate that you consent to electronic delivery. You may also enroll by visiting https://www.giveconsent.com/dte and follow the instructions provided. Your consent will remain in effect until you revoke it at this Web site or your e-mail address is no longer valid.

 DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
☐

Mark, sign, date and return the
proxy card promptly using the	☒
enclosed envelope.	Votes must be indicated
(x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS:

FOR		WITHHOLD
ALL	☐	FOR ALL	☐	EXCEPTIONS*	☐

Nominees:	01-Alfred R. Glancy III, 02-John E. Lobbia, 03-Eugene A. Miller, 04-Charles W. Pryor, Jr., 05-Joe W. Laymon

*To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below.
Exceptions ____________________________________

		FOR	AGAINST	ABSTAIN

2.	TO APPROVE THE ADOPTION OF THE DTE	☐	☐	☐
ENERGY COMPANY 2006 LONG-TERM
INCENTIVE PLAN

3.	INDEPENDENT REGISTERED PUBLIC	☐	☐	☐
ACCOUNTING FIRM
Deloitte & Touche LLP

To change your address, please mark this box and indicate the change on the reverse side.				☐

To include any comments, please mark this box and comment on the reverse side.				☐

(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should be written even if signed by only one.)

Date Signature	Signature

DTE ENERGY COMPANY

This Proxy is solicited on behalf of the Board of Directors.
P R O X Y
     By signing on the other side, I (we) appoint Lillian Bauder, Josue Robles, Jr., Howard F. Sims and any of them, as proxies to vote my (our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Thursday, April 27, 2006, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
     If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposals 1, 2, and 3. Unless you have voted by telephone or Internet, or have returned a signed proxy, the shares cannot be voted for you.
Record Vote and Sign on Reverse Side.